UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.       )

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Marathon Oil Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting
of Stockholders and Proxy Statement

2013

Wednesday, April 24, 2013

10:00 a.m. Central Time

Conference Center Auditorium

Marathon Oil Tower

5555 San Felipe Street

Houston, Texas 77056

Please vote promptly either by:

▶ telephone,

▶ the Internet, or

▶ marking, signing and returning your proxy or voting instruction card.

Marathon Oil Corporation 5555 San Felipe Street Houston, TX 77056	Clarence P. Cazalot, Jr. Chairman, President and Chief Executive Officer

March 6, 2013

Dear Marathon Oil Stockholder,

On behalf of your Board of Directors and management, you are cordially invited to attend our 2013 annual meeting of stockholders to be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas, on Wednesday, April 24, 2013 at 10:00 a.m. Central Time.

We are providing our stockholders access to our proxy materials over the Internet, pursuant to Securities and Exchange Commission rules. Please read the proxy statement for more information on how to access the proxy materials over the Internet, which allows us to conveniently provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

On March 13, 2013, we plan to commence mailing to our U.S. stockholders a Notice containing instructions on how to access our 2013 Proxy Statement and 2012 Annual Report on Form 10-K and vote online. In addition, instructions on how to request a printed copy of these materials may also be found on the Notice. All other stockholders will continue to receive copies of the proxy statement and annual report by mail. The matters to be voted on at the meeting can be found in the 2013 Proxy Statement.

Your vote is important. We hope you will vote either by telephone, over the Internet, or by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

Sincerely,

Notice of Annual Meeting of Stockholders

on April 24, 2013

We will hold our 2013 annual meeting of stockholders in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas 77056 on Wednesday, April 24, 2013 at 10:00 a.m. Central Time, in order to:

•   elect eight directors;

•   ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2013;

•   consider a non-binding advisory vote to approve our named executive officer compensation;

•        consider a stockholder proposal seeking a report regarding the Company’s lobbying activities, policies and procedures; and

•   transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Marathon Oil Corporation common stock at the close of business on February 25, 2013. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Marathon Oil is taking advantage of the Securities and Exchange Commission rules which allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to conveniently provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

If you received a printed copy of the materials, we have enclosed a copy of the Company’s 2012 Annual Report on Form 10-K to stockholders with this notice and proxy statement.

By order of the Board of Directors,

Sylvia J. Kerrigan
Secretary

Dated: March 6, 2013

Marathon Oil Corporation 5555 San Felipe Street Houston, TX 77056

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. You should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

• Time and Date:	10:00 a.m. Central Time, April 24, 2013
• Place:	Marathon Oil Tower
Conference Center Auditorium
5555 San Felipe Street
Houston, Texas 77056
• Record Date:	February 25, 2013
• Voting:	Stockholders

Meeting Agenda

•                  Election of eight directors

•                  Ratification of the selection of PricewaterhouseCoopers LLP as independent auditor for 2013

•                  Non-binding advisory vote to approve our named executive officer compensation

•                  Stockholder proposal seeking a report regarding the Company’s lobbying activities, policies and procedures

•                  Transact any other business that may properly come before the meeting

Voting Matters

Board Proposals	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR EACH DIRECTOR NOMINEE	22
Ratification of the selection of PricewaterhouseCoopers LLP as independent auditor for 2013	FOR	27
Non-binding advisory vote to approve our named executive officer compensation	FOR	28
Stockholder Proposal
Stockholder proposal seeking a report regarding the Company’s lobbying activities, policies and procedures	AGAINST	29

Board Nominees

The following table provides summary information about each director who is nominated for election. Each director nominee will serve a one-year term expiring at the 2014 annual meeting of stockholders.

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	Committee Assignments
Gregory H. Boyce	58	2008	Chairman and CEO of Peabody Energy Corporation	• Leadership • Industry • International • Engineering	X	Audit; Compensation[t]; and HES&CR
Pierre Brondeau	55	2011	Chairman, President and CEO of FMC Corporation	• Technology • Leadership • Engineering • International	X	Compensation; Corp. Gov.; and HES&CR

Proxy Statement Summary (continued)

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	Committee Assignments
Clarence P. Cazalot, Jr.	62	2000	Chairman, President and CEO of Marathon Oil Corporation	• Leadership • Industry • International • Engineering
Linda Z. Cook	54	2011	Retired Executive Director of Royal Dutch Shell plc	• Leadership • Industry • International • Engineering	X	Audit; Compensation; and Corp. Gov.
Dr. Shirley Ann Jackson	66	2000	President of Rensselaer Polytechnic Institute	• Education • Technology • Government • Leadership	X	Audit[t]; Compensation; and HES&CR
Philip Lader	66	2002	Non-executive Chairman of WPP plc	• Government • International • Leadership • Industry	X	Compensation; Corp. Gov.; and HES&CRt
Michael E. J. Phelps	65	2009	Chairman and Founder of Dornoch Capital, Inc.	• Finance • International • Leadership • Industry	X	Audit; Corp. Gov.; and HES&CR
Dennis H. Reilley	59	2002	Former Non-executive Chairman of Covidien Ltd.	• Finance • International • Leadership • Industry	X	Audit; Compensation; and Corp. Gov.[t]

Audit Compensation Corp. Gov. HES&CR t Attendance

Audit and Finance Committee

Compensation Committee

Corporate Governance and Nominating Committee

Health, Environmental, Safety and Corporate Responsibility Committee

Committee Chair

In 2012, the director nominees, all of whom are current directors, attendance averaged approximately 98% for the aggregate of the total number of the Board and committee meetings.

Auditors

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.

Executive Compensation Advisory Vote

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as a matter of good corporate governance, we seek your advisory vote to approve the compensation of our named executive officers and ask that you support the compensation of our named executive officers with a FOR vote. The Board believes that our compensation policies and practices attract talented and experienced executives, motivate them by rewarding individual and collective contributions to our success and retain our executives so that they can directly impact our business.

Proxy Statement Summary (continued)

Stockholder Proposal Seeking Company Report on Lobbying Activities, Policies and Procedures

The New York State Common Retirement Fund (the “Fund”) has given notice that it intends to present a proposal seeking a report regarding the Company’s lobbying activities, policies and procedures at the annual meeting of stockholders. The Fund’s statement in support can be found on page 29. As we discuss more fully on page 31, we believe that the adoption of this proposal is unnecessary and should be evaluated in the context of our current disclosures regarding the Company’s lobbying policies, practices and procedures.

Executive Compensation Components

Type	Form	Terms
Equity	• Stock Options	• Generally vest pro-rata over three years
	• Restricted Stock	• Granted to officers other than the CEO (the CEO does not receive restricted stock) • Generally vests at the end of three years
Cash	• Base Salary	• Reviewed annually
	• Annual Cash Bonus	• Determined by the Compensation Committee based upon a combination of quantitative performance metrics and individual performance goals
	• Performance Unit Awards	• Payment is based upon relative total stockholder return ranking at the end of a defined performance period
Retirement	• Tax-qualified plans	• Broad-based defined benefit and Code Section 401(k) plans to provide retirement benefits
	• Nonqualified plans	• Generally provide for benefits that officers do not receive due to Internal Revenue Code limits
Other	• Perquisites	• Executive physical; reimbursement of tax and financial planning up to an annual maximum

Other Key Compensation Features

•                  Significant stock ownership requirements, including six times base salary for CEO

•                  Clawback of incentive compensation

•                  No severance or employment agreements with current officers

•                  No tax gross-up of perquisites

2012 Compensation Decisions

For a complete description of our 2012 compensation decisions, please refer to the Compensation Discussion and Analysis beginning on page 38.

2014 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in our 2014 Proxy Statement must be received in writing by our corporate Secretary no later than the close of business on November 13, 2013.

Proxy Statement

We have sent you this proxy statement because the Board of Directors (the “Board”) is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are Clarence P. Cazalot, Jr., Dennis H. Reilley, and Janet F. Clark.

We will hold the meeting on April 24, 2013 in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing of the Notice Regarding the Availability of Proxy Materials, the 2013 Proxy Statement, the proxy card, and the Letter to Stockholders and 2012 Annual Report on Form 10-K on or about March 13, 2013.

Questions and Answers

¢       Who may vote?

You may vote if you were a holder of Marathon Oil Corporation (“Marathon Oil” or the “Company”) common stock at the close of business on February 25, 2013, which is the record date of the meeting. Each share of common stock entitles its holder to one vote on each matter to be voted on at the meeting.

¢       What may I vote on?

You may vote on:

•           the election of eight nominees to serve as directors;

•           the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2013;

•           a non-binding advisory vote to approve our named executive officer compensation; and

•           a stockholder proposal seeking a report regarding the Company’s lobbying activities, policies and procedures.

¢       How does the Board recommend I vote?

The Board recommends that you vote:

•           FOR each of the nominees for director;

•           FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2013;

•           FOR the non-binding advisory vote to approve our named executive officer compensation; and

•           AGAINST stockholder proposal seeking a report regarding the Company’s lobbying activities, policies and procedures.

¢       If I am a stockholder of record of Marathon Oil shares, how do I cast my vote?

If you are a holder of record of Marathon Oil common stock, you may vote in person at the annual meeting. We will give you a ballot at the meeting.

If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy on the Internet, by using the proxy card mailed to you, or over the telephone. The procedures for voting by proxy are as follows:

•           To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will need the 12-digit Control Number included on your Notice Regarding the Availability of Proxy Materials (the “Notice”) or on your proxy card;

•           To vote by proxy using the enclosed proxy card (if you received a printed copy of these proxy materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided; or

•           To vote by proxy over the telephone (if you received a printed copy of these proxy materials by mail), dial the toll-free phone number listed on your proxy card under the heading “Vote by Phone” using a touch-tone phone and follow the recorded instructions.

If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on April 23, 2013 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

¢       If I am a beneficial owner of Marathon Oil shares, how do I vote?

If you are a beneficial owner of shares of Marathon Oil common stock held in street name and you received a printed copy of these proxy materials by mail, you should have received a voting instruction card with these proxy materials from the organization that is the record owner of your shares rather than from us. If you are a beneficial owner of shares held in street name and you received a Notice by mail, you should have received the Notice from the organization that is the record owner of your shares rather than from us. Beneficial owners that received a printed copy of these proxy materials by mail from the record owner may complete and mail that voting instruction card or may vote by telephone or over the Internet as instructed by that organization in the voting instruction card. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions. A beneficial owner planning to vote in person at the annual meeting must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

¢       Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Unless you previously requested to receive a printed copy of the proxy materials or reside in a location outside the United States, we are sending a Notice Regarding the Availability of Proxy Materials to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

¢       May I change my vote?

If you are a holder of record of shares of Marathon Oil common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

•           voting again by telephone or over the Internet;

•           sending us a proxy card dated later than your last vote;

•           notifying the Secretary of Marathon Oil in writing; or

•           voting at the meeting.

¢       How many outstanding shares are there?

At the close of business on February 25, 2013, which is the record date for the meeting, there were 708,042,853 shares of Marathon Oil common stock outstanding and entitled to vote.

¢       How big a vote do the proposals need in order to be approved?

Directors are elected by a majority of the votes cast. For a director to be elected, the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be taken into account in director elections. Each of the other proposals will be approved if it receives a majority of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote. Although the advisory vote on Proposal 3 is non-binding, as provided by law, our board will review the results of the vote and, consistent with our record of stockholder engagement, will take it into account in making determinations concerning named executive officer compensation. Except as otherwise provided above, abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal. Broker non-votes are not counted as either votes for or votes against a proposal. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

¢       What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from customers. The ratification of the independent auditor is an example of a routine matter on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as the election of directors, the proposal related to executive compensation or the stockholder proposal, unless they have received voting instructions from their customers. Shares held by brokers on behalf of these customers which are not voted on non-routine matters are broker non-votes.

¢       What constitutes a quorum?

Under our by-laws, a quorum is one third of the voting power of the outstanding shares of stock entitled to vote.

¢       Will my vote be confidential?

Only the voting records of employee-stock-holders are kept confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.

¢       How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our corporate Secretary on or after November 14, 2012 and no later than December 14, 2012, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

¢       When must stockholder proposals be submitted for the 2014 annual meeting?

Stockholder proposals submitted for inclusion in our 2014 proxy statement must be received in writing by our corporate Secretary no later than the close of business on November 13, 2013. Stockholder proposals submitted outside the process for inclusion in the proxy statement must be received from stockholders of record on or after November 13, 2013 and no later than December 13, 2013 and must be accompanied by certain information about the stockholder making the proposal, in accordance with our by-laws.

The Board of Directors and Governance Matters

Under our by-laws and the laws of Delaware, Marathon Oil’s state of incorporation, the business and affairs of Marathon Oil are managed under the direction of the Board which currently consists of eight directors.  The Board met eight times in 2012 and attendance for Board and committee meetings averaged 98 percent for the full year. Under our Corporate Governance Principles, directors are expected to attend the annual meeting of stockholders, and in 2012 all of our directors attended the meeting in person.

The chairman of the Board presides at all meetings of stockholders and the Board. In 2012, we again elected a lead director to preside at executive sessions of non-employee directors. Among other things, the lead director is also responsible for reviewing with the chairman and CEO the proposed Board and committee meeting agendas.

Our Corporate Governance Principles require non-employee directors of the Company to meet at regularly scheduled executive sessions. To comply with this directive, an offer of an executive session is extended to non-employee directors at each regularly scheduled Board meeting. In 2012, non-employee directors of the Company held ten executive sessions.

In 2012, the Board had four principal committees, all the members of which were independent, non-employee directors. The table below shows the current committee memberships of each director and the number of meetings that each corresponding committee held in 2012.

Board Committee Memberships	Director	Audit and Finance Committee	Compensation Committee	Corporate Governance and Nominating Committee	Health, Environmental, Safety and Corporate Responsibility Committee
	Gregory H. Boyce	X	X*		X
	Pierre Brondeau		X	X	X
	Linda Z. Cook	X	X	X
	Shirley Ann Jackson	X*	X		X
	Philip Lader		X	X	X*
	Michael E. J. Phelps	X		X	X
	Dennis H. Reilley	X	X	X*
	Number of Meetings in 2012	6	4	4	3
* Chair

Board and Committee Independence

The principal committee structure of the Board includes the audit and finance, compensation, corporate governance and nominating, and health, environmental, safety and corporate responsibility committees. These committees are comprised entirely of independent directors.

In determining independence, the Board affirmatively determines whether directors have no material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly, immediate family members of the director, or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In 2012, the Board considered royalty payments totaling $6,550,631 received by the Company from a wholly-owned subsidiary of a company of which Gregory H. Boyce is chairman and chief executive officer, contributions by the Company totaling $14,000 to Rensselaer Polytechnic Institute, a university which Shirley Ann Jackson is the President, and contributions to universities and other not-for-profit organizations of which Pierre Brondeau, Linda Z. Cook, and Philip Lader or their immediate family members are directors, trustees or affiliates, with no contribution exceeding $50,000.   These transactions did not exceed the thresholds set forth in the categorical standards discussed below.

The Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, any direct compensation from the Company in excess of $120,000 during any twelve-month period within the last three years, other than compensation for board or committee service, pension or other forms of deferred compensation for prior service, or compensation paid to an immediate family member who is a non-executive employee of the Company; (3) with respect to the Company’s external auditor, (a) not being engaged, or having an immediate family member engaged, as a current partner by the Company’s external auditor, (b) not being a current employee of the Company’s external auditor, (c) not having an immediate family member who is a current employee of the Company’s external auditor and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) not being engaged or employed or having an immediate family member engaged or employed, within the past three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being a current employee, or having an immediate family member who is a current executive officer, of a company that makes or made payments to, or receives or received payments from, the Company for property or services in an amount which, in any of the three preceding fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; and (6) not being an executive officer of a tax-exempt organization of which the Company has within the three preceding fiscal years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the tax-exempt organization’s consolidated gross revenues.

Applying these categorical standards, the Board determined that the following directors qualify as independent: Gregory H. Boyce; Pierre Brondeau; Linda Z. Cook; Shirley Ann Jackson; Philip Lader; Michael E. J. Phelps; and Dennis H. Reilley.

Audit and Finance Committee

The Audit and Finance Committee has a written charter adopted by the Board, which is available on the Company’s website at http://www.marathonoil.com/Audit_Committee_Charter/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2012. All the members of the Audit and Finance Committee are independent (as independence is defined in Exchange Act Rule 10A-3, as well as the general independence requirements of New York Stock Exchange (“NYSE”) Rule 303A.02).

This committee is, among other things, responsible for:

	•	appointing, replacing, compensating and overseeing the work of the independent auditor;
•

reviewing the fees proposed by the independent auditor for the coming year and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

	•	separately meeting with the independent auditor, the internal auditors and management with respect to the status and results of their activities;
	•	reviewing and assuring the rotation of the lead audit partner as required by law and considering whether rotation of the independent auditor firm is necessary;
•

reviewing with the chief executive officer, the chief financial officer, and the general counsel the Company’s disclosure controls and procedures and management’s conclusions about the efficacy of such disclosure controls and procedures;

•

reviewing, approving and discussing with management and the independent auditor the annual and quarterly financial statements, reports of internal control over financial reporting, the annual report to stockholders, and the Form 10-K;

	•	reviewing earnings press releases;
	•	discussing with management guidelines and policies to govern the process by which risk assessment and management is undertaken by the Company;
	•	reviewing and recommending dividends;
	•	approving and recommending financings, including the recommendations of action to subsidiaries, partnerships and joint ventures;
	•	reviewing and reporting on the Company’s compliance with financial covenants and other terms of loans and other agreements;
	•	reviewing year-end hydrocarbon reserve estimates and tax estimates;
•

reviewing legal and regulatory compliance regarding the Company’s financial statements, accounting or auditing matters or compliance with the Code of Business Conduct or Policy for Whistleblowing Procedures; and

	•	completing an annual performance evaluation of this committee.

The Audit and Finance Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain outside legal, accounting or other consultants.

Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services is attached as Appendix I to this proxy statement and is also available on the Company’s website at http://www.marathonoil.com/Policy_PreAppAudit_Tax_NonAudit/. Among other things, this policy sets forth the procedure for the committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception. Notwithstanding the de minimus exception, it is the intent of the committee that standard practice will be to pre-approve all permissible non-audit services. The committee delegated pre-approval authority of up to $500,000 to the Audit and Finance Committee Chair for unbudgeted items.

Audit Committee Financial Expert

Based on the attributes, education and experience requirements set forth in Section 407 of the Sarbanes-Oxley Act of 2002 and associated regulations, the Board has determined that Michael E. J. Phelps and Dennis H. Reilley each qualify as an “Audit Committee Financial Expert.”

•

Mr. Phelps held a number of senior executive positions, including chief executive officer and chief financial officer for Westcoast Energy, Inc. In addition to his master’s of Law degree, he holds a bachelor of arts degree in economics and history.

•

Mr. Reilley is a former non-executive chairman of Covidien Ltd. He also served as chairman and chief executive officer of Praxair, Inc. In addition to certifying the effectiveness of internal controls and procedures required by his position as CEO, Mr. Reilley’s experience included serving as former chair of Entergy Corporation’s audit committee. He holds a bachelor of science degree in finance from Oklahoma State University.

Hiring of Employees or Former Employees of the Independent Auditor

This policy provides that the Company shall not hire any employee or former employee of its independent auditor for a position in a financial reporting oversight role if such employee or former employee was the lead or concurring partner, or any other member of the audit engagement team who provided more than ten hours of audit, review or attest services during the one-year period preceding the date of the initiation of the audit. The complete policy statement is available on the Company’s website at http://www.marathonoil.com/Guide_Hire_Employees_Indep_Auditor/.

Policy for Whistleblowing Procedures

The policy for Whistleblowing Procedures establishes procedures for the receipt, retention and treatment of concerns received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees to the Company of concerns regarding questionable accounting or auditing matters. The policy for Whistleblowing Procedures is available on the Company’s website at http://www.marathonoil.com/Policy_Whistleblowing_Procedures/.

Compensation Committee

The Compensation Committee is composed solely of directors who satisfy all criteria for independence under applicable law and the rules of the NYSE and who, in the opinion of the Board, are free of any relationship that would interfere with their exercise of independent judgment as members of the committee.

The Compensation Committee has a written charter adopted by the Board, which is available on the Company’s website at http://www.marathonoil.com/Charter_Comp_Committee/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2012.

The committee is, among other things, responsible for:

•      making recommendations to the Board and to the boards of subsidiaries on all matters of policy and procedures relating to executive compensation;

•      reviewing and approving corporate goals and objectives relevant to the chief executive officer’s compensation, and determining and approving the chief executive officer’s compensation level based on the Board’s performance evaluation of the chief executive officer;

•      reviewing and approving the frequency with which to submit to stockholders an advisory vote to approve named executive officer compensation, taking into account any prior stockholder advisory vote regarding such frequency;

•      reviewing and considering the results of any stockholder advisory votes to approve named executive officer compensation;

•      determining and approving the compensation of the other executive officers, and reviewing the succession plan relating to positions held by the other executive officers;

•      recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company;

•      confirming the achievement of performance levels under the Company’s incentive compensation plans;

•      reviewing, recommending, and discussing with management the Compensation Discussion and Analysis section included in the Company’s annual proxy statement; and

•      evaluating its performance on an annual basis.

The committee used Meridian Compensation Partners LLC (“Meridian”) to provide consulting services and advice to the committee on executive compensation matters. The consultant reports directly to the committee and provides information on industry trends, market practices and updates on regulatory requirements. Meridian provides no other services to the Company or its executives.

The committee seeks input from the CEO on compensation decisions and performance appraisals for all other executive officers. However, all final executive officer compensation decisions are made by the committee.

The committee meets at least four times a year and is given the opportunity to meet in executive session at each of its meetings. With input from the independent compensation consultant, the CEO, and the Vice President of Human Resources, the chairman of the committee approves the agendas for committee meetings. When possible, the committee previews and discusses significant compensation decisions at one meeting before giving formal approval at a subsequent meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Gregory H. Boyce, (Chairman), Pierre Brondeau, Linda Z. Cook, Shirley Ann Jackson, and Dennis H. Reilley. Each person qualifies as an independent non-employee director, and no member has served as an officer or employee of the Company. During 2012, none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of our Compensation Committee or Board of Directors.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed solely of independent directors in accordance with the rules of the NYSE. The committee’s primary purpose is to discharge the Board’s responsibility related to the development and implementation of a set of corporate governance principles, the identification of individuals qualified to become Board members, and the review of the qualifications and make-up of the Board membership.

The committee is, among other things, responsible for:

•      reviewing and making recommendations to the Board concerning the appropriate size and composition of the Board, including candidates for election or re-election as directors, the criteria to be used for the selection of candidates for election as directors, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the composition and functions of the Board committees, and all matters relating to the development and effective functioning of the Board;

•     considering and recruiting candidates to fill positions on the Board;

•      considering nominees recommended by stockholders for election as directors;

•      considering and recommending non-employee director compensation;

•      reviewing and making recommendations to the Board of each Board committee’s membership and committee chairpersons including, without limitation, a determination of whether one or more Audit and Finance Committee members qualifies as an “audit committee financial expert” in accordance with applicable law;

•      assessing and recommending overall corporate governance practices;

•      establishing the process and overseeing the evaluation of the Board;

•      reviewing and, if appropriate, approving any related person transactions;

•      reviewing and approving codes of conduct applicable to directors, officers and employees;

•      reviewing the Company’s policy statement on stockholders’ rights plans and reporting any recommendations to the Board; and

•      evaluating its performance on an annual basis.

A current copy of the Corporate Governance and Nominating Committee’s charter is available on the Company’s website at http://www.marathonoil.com/Charter_CorpGovNom_Committee/.

Director Identification and Selection

The process for director selection and director qualifications is set forth in Article III, Section (a) of the Company’s Corporate Governance Principles which are available on the Company’s website at http://www.marathonoil.com/Corporate_Governance_Principles/. In summary, the chairman of the Corporate Governance and Nominating Committee, the chairman of the Board and chief executive officer, and the secretaries of the Compensation and Corporate Governance and Nominating Committees should work with a third-party professional search firm to review director candidates and their credentials. At least one member of the committee and the chairman of the Board and chief executive officer should meet with the director candidate. This screening process applies to Corporate Governance and Nominating Committee recommended nominees, as well as nominees recommended by the stockholders in accordance with the Company’s by-laws or applicable law. The criteria for selecting new directors include their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Company’s Corporate Governance Principles, their business or professional experience, their integrity and judgment, their record of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the needs of the Company from time to time. Directors should also be individuals of substantial accomplishment with demonstrated leadership capabilities, and they should represent all stockholders and not any special interest group or constituency. The committee’s charter also gives the committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

Health, Environmental, Safety, and Corporate Responsibility Committee

The Health, Environmental, Safety, and Corporate Responsibility Committee assists the Board in identifying and monitoring health, environmental, safety, social and political trends, issues, and concerns which affect the Company. Additionally, the committee analyzes the Company’s global reputation and develops recommendations to strategically position the Company to support its business objectives. A copy of the committee charter is available on the Company’s website at http://www.marathonoil.com/HESCR_Committee_Charter/.

The committee is, among other things, responsible for:

•      reviewing and recommending Company policies, programs, and practices concerning broad health, environmental, safety, social, public policy and political issues;

•      identifying, evaluating and monitoring the health, environmental, safety, social, public policy and potential trends, issues and concerns, which affect or could affect the Company’s business activities;

•      reviewing legislative and regulatory issues affecting the Company’s businesses and operations; and

•      reviewing the Company’s political, charitable and educational contributions.

Board’s Role in Risk Oversight

Responsibility for risk oversight rests with the Board and committees of the Board in accordance with the focus areas of each committee:

The Audit and Finance Committee annually reviews the process by which Enterprise Risk Management is undertaken by the Company and the latest assessment of risks and key mitigation strategies. It regularly reviews risks associated with financial and accounting matters and reporting. They monitor compliance with legal and regulatory requirements and internal control systems. They also review risks associated with financial strategies and capital structure of the Company.

The Compensation Committee reviews the executive compensation program to help ensure that it does not encourage excessive risk. It also reviews executive compensation, incentive compensation and succession plans to ensure the Company has appropriate practices in place to support the retention and development of the talent necessary to achieve the Company’s business goals and objectives.

The Health, Environmental, Safety and Corporate Responsibility Committee regularly reviews and oversees operational risks including those relating to health, environment, safety and security. It reviews risks associated with social, political and environmental trends, issues and concerns, domestic and international, which affect or could affect the Company’s business activities, performance and reputation.

The Board receives regular updates from the committees about their activities in this regard and also reviews risks not specifically within the purview of any particular committee and risks of a more strategic nature. Key risks associated with the strategic plan are reviewed annually at the strategy meeting of the Board and periodically throughout the year.

While the Board and committees of the Board oversee risk management, Company management is responsible for managing risk. The Company has a strong enterprise risk management process for identifying, assessing and managing risk, and monitoring risk mitigation strategies. The governance of this process is effectuated through the executive sponsorship of the CEO and CFO and a committee of executive officers and senior managers responsible for working across the business to manage each enterprise level risk and to identify emerging risks.

Corporate Governance Principles

Our Corporate Governance Principles are available on the Company’s website at http://www.marathonoil.com/Corporate_Governance_Principles/. In summary, the Corporate Governance Principles address the general functioning of the Board, including its responsibilities, the Board size, director elections and limits on the number of Board memberships. These principles also address Board independence, committee composition, the lead director position, the process for director selection and director qualifications, the Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation.

Leadership Structure of the Board

As provided in our Corporate Governance Principles, the Board does not have a policy, one way or the other, on whether or not the roles of the chairman and CEO should be separate and, if they are to be separate, whether the chairman should be selected from the non-employee directors or be an employee. The Board is to make this choice on the basis of what is best for our Company at a given point in time. Following the spin-off of our downstream business Marathon Petroleum Corporation (“MPC”) on June 30, 2011 (the “Spin-off”), Clarence P. Cazalot, Jr. became chairman, president and CEO of our Company. At that time, the Board determined that Mr. Cazalot’s knowledge and experience gained as our president and CEO since 2002, along with his membership on the Board since 2000, provided Mr. Cazalot with the right level of experience and skill sets to lead the Board and our Company. His knowledge of our Company and our industry has been and continues to be invaluable to the Board. At the same time, Dennis H. Reilley was appointed lead director. As a former non-executive chairman of Covidien Ltd. and a former chairman, president and CEO of Praxair, Inc., along with service on three other publicly-traded company boards, Mr. Reilley has gained invaluable insight and exposure to many of the major issues we face as a publicly-traded company. As lead director, Mr. Reilley’s duties include presiding at executive sessions of the non-employee directors and reviewing the Board and committee agendas with Mr. Cazalot. Mr. Reilly was re-elected as lead director in 2012. We believe the Board leadership structure is appropriate for us at this time.

Diversity

The Corporate Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. When we have an opening on the Board, we will always look at a diverse pool of candidates. In accordance with our Corporate Governance Principles, the assessment of the Board’s characteristics includes diversity, skills, such as an understanding of financial statements and financial reporting systems, technology and international experience. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities. Linda Z. Cook is the most recently appointed member of our board. She has valuable domestic and international oil and gas experience and serves on the boards of three other companies.

Communications from Interested Parties

All interested parties, including security holders, may send communications to the Board through the Secretary of the Company. You may communicate with the Chair of our Audit and Finance, Compensation, Corporate Governance and Nominating, and Health, Environmental, Safety and Corporate Responsibility Committees by sending an e-mail to auditandfinancechair@marathonoil.com, compchair@marathonoil.com, corpgovchair@marathonoil.com, or hescrchair@marathonoil.com, respectively. You may communicate with our outside directors, individually or as a group, by sending an e-mail to non-managedirectors@marathonoil.com.

The Secretary will forward to the directors all communications that, in her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include commercial solicitations and matters not relevant to the affairs of the Company.

Code of Business Conduct	Our Code of Business Conduct is available on our website at http://www.marathonoil.com/Code_of_Business_Conduct/. The Code of Business Conduct applies to our directors, officers and employees.

Code of Ethics for Senior Financial Officers

Our Code of Ethics for Senior Financial Officers is available on the Company’s website at http://www.marathonoil.com/Code_Ethics_Sr_Finan_Off/. This code applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and mandates that these officers, among other things:

•      act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•      provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•      comply with applicable governmental laws, rules and regulations; and

•      promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Audit and Finance Committee and to the appropriate person or persons identified in the Company’s Code of Business Conduct.

The code further provides that any violation will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

Compensation of Directors

In 2012, a total of 7 independent, non-employee directors served on our Board for the entire year (Mr. Boyce, Mr. Brondeau, Ms. Cook, Dr. Jackson, Mr. Lader, Mr. Phelps and Mr. Reilley). The Board determines annual retainers and other compensation for non-employee directors. Mr. Cazalot is the only director who is also an employee of Marathon Oil. Directors who are employees of Marathon Oil receive no additional compensation for their service on the Board.

2012 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)

Gregory H. Boyce(4)	162,000	150,000	0	0	0	0	312,000
Pierre Brondeau(4)	150,000	150,000	0	0	0	0	300,000
Linda Z. Cook(4)	150,000	150,000	0	0	0	10,000	310,000
Shirley Ann Jackson(4)	165,000	150,000	0	0	0	0	315,000
Philip Lader(4)	160,000	150,000	0	0	0	0	310,000
Michael E. J. Phelps(4)	150,000	150,000	0	0	0	0	300,000
Dennis H. Reilley(4)	175,000	150,000	0	0	0	0	325,000

(1)          The amounts shown reflect annual cash retainers, lead director fees, and committee chair retainers for 2012. Directors are eligible to defer up to 100% of their $150,000 annual cash retainer fees.

(2)          The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2012, in accordance with generally accepted accounting principles in the United States regarding stock compensation, for the annual non-retainer common stock award. These amounts are also equal to the grant date fair value of the awards.

(3)          The amounts shown represent contributions made on behalf of the directors under our matching gifts program.

(4)          The aggregate number of stock unit awards outstanding as of December 31, 2012 for each director is as follows: Mr. Boyce, 30,249; Mr. Brondeau, 10,873; Ms. Cook, 8,043; Dr. Jackson, 78,197; Mr. Lader, 71,302; Mr. Phelps, 26,583; and Mr. Reilley, 74,704.

In 2012, we paid our non-employee directors as follows:

Annual Cash Retainer	$150,000

Annual Common Stock Unit Award	$150,000

Committee Chair Retainer	$ 15,000 Audit and Finance Committee
$ 12,000 Compensation Committee
$ 10,000 All other committees

Lead Director Retainer	$ 15,000

Directors do not receive meeting fees for attendance at Board or committee meetings.

Non-employee directors received an annual common stock unit award valued at $150,000. During 2012, these awards were credited to an unfunded account on an annual basis on the first business day of the calendar year, based on the closing stock price on the grant date. When dividends are paid on our common stock, directors receive dividend equivalents in the form of common stock units. The awards vest and are payable in shares upon the earlier of (a) the third anniversary of the grant date, or (b) the director’s departure from the Board.

Directors have the opportunity to defer 100 percent of their annual retainer into an unfunded account. This deferred account may be invested in certain phantom investment options offered under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors, which mirror the investment options offered to employees under our Thrift Plan with the exception of Marathon Oil common stock. When a director leaves the Board, he or she receives cash in a lump sum.

Under our matching gifts program, each year Marathon Oil will match up to $10,000 in contributions made by non-employee directors to certain tax-exempt educational institutions. The annual limit is applied based on the date of the director’s gift to the institution. Due to processing delays, the actual amount paid out on behalf of a director may exceed $10,000 in a given year.

We also have stock ownership guidelines in place for non-employee directors. All non-employee directors are expected to hold three times the value of the annual retainer in Marathon Oil stock. Directors have five years from the commencement of their service on the board to achieve this level of stock ownership.

The Board has approved the following director compensation program, effective in 2013:

Annual Cash Retainer	$150,000

Annual Common Stock Unit Award	$175,000

Committee Chair Retainer	$ 15,000 Audit and Finance Committee
$ 15,000 Compensation Committee
$ 12,500 All other committees

Lead Director Retainer	$ 20,000

Proposals of the Board

The Board will present the following proposals at the meeting:

Proposal No. 1	Election of Directors

Our Restated Certificate of Incorporation provides that directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders. Accordingly, we have eight nominees for director whose terms expire in 2013.

Our by-laws require the Board to fix the number of directors, and under our Corporate Governance Principles, the Board is charged with endeavoring to maintain between six and eleven members. The director nominees for election are for a one-year term expiring at the 2014 annual meeting of stockholders. Of the eight current directors, one is an officer of Marathon Oil, six have top executive experience with a wide variety of businesses, one has a distinguished career in academia, business and government, and one has a distinguished career as an international business leader and diplomat. A brief statement about the background and qualifications of each nominee is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. They require that notice be received by the Secretary at least 90 days, but not more than 120 days, before the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

As explained earlier in the question and answer section of this proxy statement, directors are elected by a majority of votes cast. For a director to be elected, this means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be taken into account in director elections. Under our by-laws, if an incumbent director who is nominated for re-election to the Board does not receive sufficient votes to be elected, the director is required to promptly tender his or her resignation to the Board. Our Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation within 90 days from the date of the certification of the election results. In the event of a vacancy, the Board may fill the position or decrease the size of the Board.

Nominees for Director
Terms Expire 2014

Gregory H. Boyce	Director since 2008	Age 58
Chairman and Chief Executive Officer of Peabody Energy Corporation

Mr. Boyce received a bachelor of science degree from the University of Arizona in mining engineering and completed the Advance Management Program from the Graduate School of Business at Harvard University. Mr. Boyce is Chairman and Chief Executive Officer of Peabody Energy Corporation. He has been a director of Peabody Energy Corporation since March 2005, and was appointed Chairman on October 10, 2007. Mr. Boyce was named Chief Executive Officer Elect in March 2005, and assumed the position of Chief Executive Officer in January 2006. He also served as President from October 2003 until January 6, 2008. Mr. Boyce was Chief Operating Officer from October 2003 to December 2005. From 2000 to 2003, he served as Chief Executive Officer - Energy for Rio Tinto plc, an international natural resource company. Mr. Boyce was President and Chief Executive Officer of Kennecott Energy Company from 1994 to 1999 and President of Kennecott Minerals Company from 1993 to 1994. Prior to serving as President of Kennecott Minerals, he had extensive engineering and operating experience with Kennecott. Mr. Boyce also served as Executive Assistant to the Vice Chairman of Standard Oil from 1983 to 1984. He is past chairman of the National Mining Association and is a member of the Business Round Table and Business Council. Mr. Boyce is a member of the Coal Industry Advisory Board of the International Energy Agency and a member of the National Coal Council. He is also a member of the Board of Trustees of Washington University of St. Louis. Mr. Boyce is a member of Civic Progress in St. Louis and is a member of the Advisory Council of the University of Arizona’s Department of Mining and Geological Engineering and the School of Engineering and Applied Science National Council at Washington University.

As a chief executive officer, Mr. Boyce’s current position provides him with experience running a major corporation with international operations. This includes developing strategic insight and direction for his company. Global operations require a thorough understanding of different cultures and political regimes. His position as chief executive officer also exposes him to many of the same issues we face in our business, including markets, competitors, operational, regulatory, technology and financial.

Pierre Brondeau	Director since 2011	Age 55
Chairman, President and Chief Executive Officer of FMC Corporation

Mr. Brondeau earned both a bachelor of science degree and a Ph.D from Institut National des Sciences Appliquées of Toulouse in biochemical engineering and received a master’s degree from the University of Montpellier, France in food sciences. He joined FMC Corporation on January 1, 2010, as President and Chief Executive Officer and became Chairman of the Board on October 1, 2010. Mr. Brondeau served as President and Chief Executive Officer of Dow Advanced Materials Division of Dow Chemical Company until September 2009. He was President and Chief Operating Officer of Rohm and Haas Company from May 2008, which was acquired by Dow Chemical in April 2009. From 2006 through May 2008, Mr. Brondeau served as Executive Vice President of electronics and specialty materials of Rohm and Haas Company. He held numerous executive positions during his tenure at Rohm and Haas Company from 1989 through May 2008, in Europe and the United States with global responsibilities for marketing, sales, research and development, engineering, technology and operations. Mr. Brondeau also serves on the Board of Directors of TE Connectivity Ltd. He is Vice Chairman of the Board of the American Chemistry Council.

Mr. Brondeau’s years of senior executive experience and executive leadership at large multi-national companies and his knowledge of developing technology, finance, acquisitions and mergers, strategic planning and regulatory issues impacting publicly-traded companies provides a valuable resource for our Board. He also has leadership experience serving as chairman of the board and also as a member of the board of an electronics manufacturer with service on its audit committee.

Nominees for Director (continued)
Terms Expire 2014

Clarence P. Cazalot, Jr.	Director since 2000	Age 62
Chairman, President and Chief Executive Officer of Marathon Oil Corporation

Mr. Cazalot graduated from Louisiana State University in 1972 with a bachelor of science degree in geology and joined Texaco Inc. that same year as a geophysicist. After holding a number of increasingly responsible management positions, Mr. Cazalot was elected a Vice President of Texaco Inc. and President of Texaco’s Latin America/West Africa Division in 1992. In 1994, he was named President of Texaco Exploration and Production Inc. Mr. Cazalot was appointed President of Texaco International Marketing and Manufacturing in 1997, and in 1998 he was named President - International Production and Chairman of London-based Texaco Ltd. He was elected President of Texaco’s worldwide production operations in 1999. Mr. Cazalot joined USX Corporation as Vice Chairman and Marathon Oil Company as President in March 2000. Effective upon the separation of USX’s steel and energy businesses on January 1, 2002, Mr. Cazalot was named President and Chief Executive Officer of Marathon Oil Corporation. On July 1, 2011, Mr. Cazalot also was named as Chairman of the Board. In May 2007, he was awarded an Honorary Doctorate of Humane Letters from Louisiana State University. He serves on the Boards of Directors of Baker Hughes Incorporated, the American Petroleum Institute and the Greater Houston Partnership. He is a member of The Business Roundtable and serves on the Advisory Board of the World Affairs Council of Houston and the James A. Baker III Institute for Public Policy.

As our Chairman, President and Chief Executive Officer, Mr. Cazalot sets the strategic direction of our Company under the guidance of the Board. He has extensive knowledge and experience in the oil and gas industry gained through the executive and management positions with our Company and Texaco. His knowledge and handling of the day-to-day issues affecting our business provide the Board with invaluable information necessary to direct the business and affairs of our Company.

Linda Z. Cook	Director since 2011	Age 54
Retired Executive Director of Royal Dutch Shell plc

Ms. Cook earned a bachelor of science degree from University of Kansas in petroleum engineering. She served as Executive Director of Royal Dutch Shell plc from August 2004 to December 2009 with responsibilities for global natural gas, trading and technology. Previously, Ms. Cook served as Director, President and Chief Executive Officer of Shell Canada Limited from August 2003 to August of 2004. From January 2000 to July of 2003, she served as Chief Executive Officer for Shell Gas & Power. Ms. Cook also serves on the Boards of Directors of The Boeing Company, KBR, Inc. and Cargill, Inc., a privately held company. She is a member of the Board of Trustees for the University of Kansas Endowment Association. Ms. Cook is a member of the Society of Petroleum Engineers. Within the past five years, she previously served on the Board of Directors of Royal Dutch Shell plc.

Ms. Cook has extensive knowledge and experience in the oil and gas industry gained through her position as executive director of Royal Dutch Shell plc and various other executive and management positions with Shell. As a result of these positions, she has valuable experience in the domestic and international oil and gas business. She also gained valuable experience in managing many of the major issues, such as strategic, operational, technology, compensation, management development, acquisitions, dispositions, capital allocation, government and stockholder relations, that we deal with today. Ms. Cook’s service on the boards of two other publicly-traded companies and one privately-held company has provided her exposure to different industries and approaches to governance and other key issues.

Nominees for Director (continued)
Terms Expire 2014

Shirley Ann Jackson	Director since 2000	Age 66
President of Rensselaer Polytechnic Institute

Dr. Jackson received a bachelor of science degree in physics in 1968 and a doctorate in theoretical elementary particle physics in 1973 from the Massachusetts Institute of Technology. She was a research associate at the Fermi National Accelerator Laboratory, a visiting scientist at the European Center for Nuclear Research and, from 1976 to 1991, a theoretical physicist at the former AT&T Bell Laboratories. Dr. Jackson was a professor of theoretical physics at Rutgers University from 1991 to 1995. She was Chairman of the U.S. Nuclear Regulatory Commission from 1995 to 1999. Dr. Jackson was named President of Rensselaer Polytechnic Institute in 1999. Dr. Jackson holds 51 honorary degrees, was awarded the New Jersey Governor’s Award in Science in 1993, was inducted into the National Women’s Hall of Fame in 1998 and was named a fellow of the Association for Women in Science in 2004. In 2005, she chaired the American Association for the Advancement of Science, was President in 2004, and currently is a fellow. Dr. Jackson is a member of the National Academy of Engineering, and the American Philosophical Society, and is a fellow of the Royal Academy of Engineering (U.K.), the American Academy of Arts and Science and of the American Physical Society. In 2009 she was appointed to serve on the President’s Council of Advisors on Science and Technology (PCAST). In 2011, Dr. Jackson was appointed to the International Security Advisory Board (ISAB) at the U.S. Department of State, advising the Secretary of State and the Undersecretary for Arms Control and International Security. She serves on the Boards of Directors of FedEx Corporation, International Business Machines Corporation, Medtronic, Inc. and Public Service Enterprise Group Incorporated. She is former Chairman of NYSE Regulation, Inc. Within the past five years, Dr. Jackson also previously served as a director of NYSE Euronext. She is a member of the Board of the Council on Foreign Relations, the Board of Regents of the Smithsonian Institution, and a life member of the M.I.T. Corporation. Dr. Jackson also serves as the University Vice Chairman of the U.S. Council on Competitiveness, and co-chaired its Energy Security, Sustainability and Innovation initiative.

Through her current position as President of Rensselaer Polytechnic Institute, former position as Chairman of the U.S. Nuclear Regulatory Commission and other appointments and positions, Dr. Jackson has managed many of the major issues, such as financial, strategic, technology, regulatory, compensation, personnel development, capital allocation and public relations, that we deal with today. She has particular experience with energy policy, technology and management of large projects. Also, her previous and current board positions on other publicly-traded companies have provided over 30 years of audit committee experience, including as chair, compensation committee experience and governance and nominating committee experience, including as chair. This experience has given her exposure to different industries and approaches to governance and other key issues.

Philip Lader	Director since 2002	Age 66
Non-executive Chairman of WPP plc

Ambassador Lader received a bachelor’s degree from Duke University (Phi Beta Kappa), a master’s degree from the University of Michigan and a Juris Doctor degree from Harvard Law School, and completed graduate studies in law at Oxford University. Awarded honorary doctorates by 14 universities and colleges, he served as U.S. Ambassador to the Court of St. James’s from 1997 through 2001 and was Assistant to the President and White House Deputy Chief of Staff, Deputy Director of the Office of Management and Budget, and Administrator of the U.S. Small Business Administration. Formerly President of Sea Pines Company, Executive Vice President of Sir James Goldsmith’s U.S. holding company, and president of universities in Australia and South Carolina. He currently is non-executive Chairman of WPP plc, the global advertising/communications services company, which includes J. Walter Thompson, Ogilvy & Mather, Young & Rubicam, Hill & Knowlton, Grey Global and Burson-Marsteller, among other international marketing/media services companies. Ambassador Lader is a senior advisor to Morgan Stanley and a partner in the law firm of Nelson, Mullins, Riley & Scarborough. He also serves on the Boards of Directors of AES Corporation and United Company RusAl Plc. Ambassador Lader was Vice Chairman of RAND Corporation and is a member of the Boards of Trustees of the Smithsonian Museum of American History and The Atlantic Council, as well as a member of the Council on Foreign Relations. Within the past five years, Ambassador Lader served as a director for Songbird Estates plc (Canary Wharf) and Lloyd’s (of London).

Through his positions as chairman of the world’s largest marketing and media services company, senior-level U.S. government appointments, partner at a major law firm and other appointments and positions, Ambassador Lader has valuable experience and knowledge managing many of the major issues we face as a publicly-traded company. He has extensive experience with public policy matters, which uniquely qualify him to serve as Chairman of our Health, Environmental, Safety and Corporate Responsibility Committee. Ambassador Lader’s other board positions have given him exposure to different industries and approaches to governance and other key issues.

Nominees for Director (continued)
Terms Expire 2014

Michael E. J. Phelps	Director since 2009	Age 65
Chairman and Founder of Dornoch Capital, Inc.

Mr. Phelps received a bachelor’s degree from the University of Manitoba, Winnipeg, Canada, in 1967. He earned a bachelor’s degree in Law in 1970 from the University of Manitoba. In 1971, he attended the London School of Economics and Political Science in London and received a master’s of law degree. Mr. Phelps was awarded honorary doctorates by three universities. Mr. Phelps is chairman and founder of Dornoch Capital, Inc., a private investment company based in Vancouver, British Columbia. Prior to forming Dornoch in 2002, he worked for Westcoast Energy, Inc., a natural gas company with operations across North America and interests in international energy companies in Mexico, Indonesia, China and Australia. Mr. Phelps joined Westcoast in 1982 as a corporate development executive. In 1987, he was promoted to chief financial officer and 18 months later, was named president and CEO. In 1992, he was named chairman and CEO, a position he held until the company was sold to Duke Energy Corporation in 2002. Mr. Phelps serves as a director of Spectra Energy Corporation. Within the past five years, he served as a director of Canfor Corporation, Canadian Pacific Railway Company and Prodigy Gold Incorporated (formerly Kodiak Exploration Ltd.). Mr. Phelps also serves as a director of Vancouver Hospital Foundation and previously served as Chair from 2010 to 2012. He is a member of the North American Advisory Board of the London School of Economics and is a Special Advisor to Nomura Canada, Inc.

Through his position as chairman and founder of a private investment company, chairman and CEO of a natural gas company with international operations, and other executive and management positions, Mr. Phelps has valuable experience dealing with operations in Canada and other international locations. This is extremely beneficial due to our Canadian oil sands and other international operations. His previous and current positions on the boards of six other publicly-traded companies have given him exposure to different industries and approaches to governance and other key issues.

Dennis H. Reilley	Director since 2002	Age 59
Former Non-executive Chairman of Covidien Ltd.

Mr. Reilley graduated from Oklahoma State University with a bachelor’s degree in finance in 1975. He began working at Conoco, Inc. in 1975 as a pipeline engineer and in 1979 was promoted to executive assistant to the Chairman. Mr. Reilley held many key positions at E. I. Du Pont de Nemours & Company, which purchased Conoco in 1981. He held senior management positions in DuPont’s Chemicals and Specialties business including vice president and general manager of Specialty Chemicals. In May 1999, he was appointed executive vice president and chief operating officer of DuPont with responsibility for pigments and chemicals, specialty polymers, nylon and polyester. Mr. Reilley became chairman, president and chief executive officer of Praxair, Inc. in 2000. From March 1, 2006 through December 2006, he held the positions of chairman and chief executive officer and through April 2007 served as chairman. Mr. Reilley served as non-executive chairman of Covidien Ltd. from June 29, 2007 through September 30, 2008. Mr. Reilley serves on the Boards of Directors of H. J. Heinz Co., Dow Chemical Company and Covidien Ltd. Mr. Reilley is a former Chairman of the American Chemistry Council.

Mr. Reilley has over 34 years of executive and management experience in the oil, petrochemical and chemical industries. As a result of his positions as chairman, president and CEO of Praxair and other executive and management positions, Mr. Reilley has valuable experience in managing many of the major issues that we face as a publicly-traded company in the oil and gas industry. His service on three other publicly-traded company boards has given him valuable insight and exposure to different industries and approaches to governance and other key issues. Mr. Reilley also has a valuable financial background from his education and work experiences.

Proposals of the Board (continued)

Proposal No. 2	Ratification of Independent Auditor for 2013

The Audit and Finance Committee has selected PricewaterhouseCoopers LLP (“PwC”) an independent registered public accounting firm, as our independent auditor to audit the Company’s books and accounts for the year ending December 31, 2013. PwC served as our independent auditor in 2012 and for many years prior thereto. While the Audit and Finance Committee is responsible for appointing, replacing, compensating and overseeing the work of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of PwC as our independent auditor for 2013.  We believe the appointment of PwC as our independent auditor is in the Company’s best interests and in the best interests of our stockholders. If the stockholders fail to ratify this appointment, the Audit and Finance Committee will reconsider whether to retain PwC and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit and Finance Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

We expect representatives of PwC to be present at the meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions from our stockholders.

Your Board of Directors recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s Independent Auditor for 2013.

Proposals of the Board (continued)

Proposal No. 3	Say on Executive Pay

Advisory Vote to Approve the Compensation of our Named Executive Officers

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we seek your advisory vote to approve the compensation of our named executive officers and ask that you support the compensation of our named executive officers as disclosed in this proxy statement. Currently, we seek the advisory vote of our stockholders to approve the compensation of our named executive officers annually and expect that the next such advisory vote will be held at our annual meeting in 2014.

Although this vote is non-binding, the Compensation Committee values your opinion and will consider the voting results when making future decisions about executive compensation.

Additionally, we think that constructive dialogue with our stockholders provides meaningful feedback about specific executive compensation practices and programs and encourage stockholders to communicate directly with both management and the Committee about executive compensation. Stockholders may contact the Chairman of the Committee to provide input on executive compensation matters at any time by email: compchair@marathonoil.com.

Stockholders may also contact management to provide input on executive compensation matters at any time by contacting Howard J. Thill, Vice President, Investor Relations and Public Affairs by email:  hjthill@marathonoil.com.

As described in the Compensation Discussion and Analysis, the Compensation Committee, comprised entirely of independent directors, has effectively established executive compensation programs that reflect both company and individual performance. Executive compensation decisions are made in order to attract, retain and motivate talented executives to deliver business results and value to our stockholders.

Our Compensation Committee consistently exercises great care and discipline in determining executive compensation. We therefore ask that stockholders approve the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the accompanying tables.

Your Board of Directors recommends that you vote FOR Proposal No. 3 approving these executive compensation matters.

Proposal of Stockholders

Proposal No. 4	Lobbying Report

The New York State Common Retirement Fund, 633 Third Avenue, 31st Floor, New York, New York, owner of 2,656,938 shares of common stock, has given notice that it intends to present the following proposal at the annual meeting of stockholders.  In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Whereas, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and ultimately shareholder value and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Marathon Oil Corporation (“Marathon”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.     Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.     Payments by Marathon used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.     Marathon’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.     Description of the decision making process and oversight by management and the Board for making payments described in section 2 above.

For purpose of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which MRO is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in shareholders’ best interests.  Marathon is a member of the American Petroleum Institute (“API”), which spent more than $12 million on lobbying in 2010-2011.

Proposal of Stockholders (continued)

Marathon also participates in the National Association of Manufacturers, and the controversial US-Libya Business Association (http://www.businessweek.com/news/2011-06-14/qaddafi-coddled-by-u-s-oil-whose-hearts-are-where-the-money-is.html). Marathon does not disclose its trade association payments or the portions used for lobbying or its website. Absent a system of accountability, company assets could be used for objectives contrary to Marathon’s long-term interests.

Marathon spent approximately $8.28 million in 2010 and 2011 on direct federal lobbying activities (opensecrets.org) and hired lobbyists in 16 states (followthemoney.org). These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition and do not include lobbying in states that do not require disclosure. Marathon does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as serving on a task force of the American Legislative Exchange Council.

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

YOUR BOARD RECOMMENDS A VOTE AGAINST THE
STOCKHOLDER PROPOSAL SEEKING A COMPANY REPORT ON
CORPORATE LOBBYING EXPENDITURES, POLICIES AND
PROCEDURES.

We believe that the adoption of this proposal is unnecessary and should be evaluated in the context of our current disclosures regarding lobbying policies, practices and procedures. We are committed to adhering to the highest ethical standards when engaging in lobbying activities and complying with the letter and spirit of all laws and regulations governing those activities.  We do not believe a special report beyond our current voluntary and mandatory disclosures is either necessary or an efficient use of Company resources.

Information regarding our political and lobbying policies, practices and procedures is available in various forms on our website at www.marathonoil.com. The Health, Environmental, Safety and Corporate Responsibility Committee of the Board of Directors is responsible for maintaining an oversight function regarding political contributions. This oversight function includes lobbying expenditures, which are periodically reported to the committee. The Code of Business Conduct (“Code”) lays the foundation for our business practices and decisions. As disclosed in the Code, no Company funds, property or services may be used to help nominate or elect any candidate to public office or support any referendum or other issue-related campaign or to support any political party without the approval of our CEO or Vice President, Public Policy. Our Government Affairs Organization arranges all lobbying contact with U.S. federal legislators, federal executive branch officials or their staff members or state or local government officials. As stated in the 2011 Living Our Values Corporate Social Responsibility Report, our objectives include ensuring compliance with relevant laws, regulations and policies. We believe this satisfies the essential objectives of the stockholder proposal.

Our federal lobbying expenditures are publicly disclosed to Congress. These quarterly, semi-annual, and annual filings report the Company’s federal lobbying expenditures on an aggregate basis, and include consulting services, federal grassroots lobbying, direct contact lobbying, and trade association dues attributable to federal lobbying. These reports are publicly available and can be found on the websites of the Office of the Secretary of the U.S. Senate and the Office of the Clerk of the U.S. House of Representatives.

As previously stated, our policy is to comply with all federal, state and local lobbying and ethics laws where we operate. Our registered lobbyists are also required to comply with all federal, state and local lobbying and ethics laws and related reporting obligations in accordance with our agreements with them. Currently, the Company or its registered lobbyists provide disclosures on lobbying activities in the states where we do business.  In some states where we have lobbying activities, no report is required to be filed by the Company, but the Company’s registered lobbyists are required to report certain lobbying expenditures and activities made on our behalf. These reports can be found in the public domain on the states’ websites.

As illustrated above, we are committed to providing transparency and accountability regarding our lobbying activities and complying with the letter and spirit of all laws and regulations governing these activities. Therefore, we believe that the adoption of this proposal is unnecessary and not in the best interests of our Company or stockholders. We urge you to vote against the proposal.

For the reasons stated above, your Board of Directors recommends a vote AGAINST Proposal No. 4.

Audit and Finance Committee Report

Our committee has reviewed and discussed Marathon Oil’s audited financial statements and its report on internal control over financial reporting for 2012 with Marathon Oil’s management. We have discussed with the independent auditors, PricewaterhouseCoopers LLP (“PwC”), the matters required to be discussed by Public Company Accounting Oversight Board’s AU Section 380 (Communication with Audit Committees). We have received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements and the report on internal control over financial reporting for Marathon Oil be included in the Company’s Annual Report on Form 10-K for 2012 for filing with the Securities and Exchange Commission.

Shirley Ann Jackson, Chair

Gregory H. Boyce

Linda Z. Cook

Michael E. J. Phelps

Dennis H. Reilley

Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence

Independent Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2012 and 2011 were:

	2012 (in 000’s)	2011 (in 000’s)
Audit	$6,990	$6,130
Audit-Related	890	59
Tax
Tax Compliance	265	396
Other Tax	620	-
All Other	7	18

Total(1)	$8,772	$6,603

(1)          The Audit and Finance Committee adopted the Audit and Finance Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services. This policy is attached as Appendix I to this proxy statement. The Audit and Finance Committee has pre-approved all the fees and services for 2012 and 2011. The Audit and Finance Committee did not utilize the de minimus exception in either year.

The Audit fees for the years ended December 31, 2012 and 2011 were for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, statutory and regulatory audits, issuance of comfort letters, consents, and assistance with and review of documents filed with the SEC.

The Audit-Related fees for the years ended December 31, 2012 and 2011 were for assurance and related services related to employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

The Tax fees for the years ended December 31, 2012 and 2011 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, and requests for rulings or technical advice from tax authorities.

The All Other fees for the years ended December 31, 2012 and 2011 were for services rendered for accounting research, internal audit software licenses and other projects.

Compatibility of PricewaterhouseCoopers’ Services with its Independence

The Audit and Finance Committee has considered whether PricewaterhouseCoopers is independent for purposes of providing external audit services to the Company, and the committee has determined that it is.

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known to Marathon Oil to beneficially own five percent or more of the common stock of Marathon Oil:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares

Blackrock, Inc.(1) 40 East 52nd Street New York, NY 10022	67,223,180(1)	9.52%(1)

(1)       Based on the Schedule 13G/A dated February 4, 2013 (filed: January 31, 2013) which indicates that it was filed by Blackrock, Inc. According to such Schedule 13G/A, Blackrock, Inc., through itself and being the parent holding company or control person over each of the following subsidiaries: Blackrock Advisors, LLC, Blackrock Capital Management, Inc., Blackrock Financial Management, Inc., Blackrock Investment Management, LLC, Blackrock Investment Management (Australia) Limited, Blackrock Investment Management (Korea) Ltd., Blackrock (Luxembourg) S.A., Blackrock (Netherlands) B.V., Blackrock Fund Managers Limited, Blackrock Life Limited, Blackrock Asset Management Australia Limited, Blackrock Asset Management Canada Limited, Blackrock Asset Management Ireland Limited, Blackrock (Singapore) Limited, Blackrock Advisors (UK) Limited, Blackrock Fund Advisors, Blackrock International Limited, Blackrock Institutional Trust Company, N.A., Blackrock Japan Co. Ltd., and Blackrock Investment Management (UK) Limited, each individually owning less than 5% is deemed to beneficially own 67,223,180 shares, and has sole voting power over 67,223,180 shares, shared voting power over no shares, sole dispositive power over 67,223,180 shares, and shared dispositive power over no shares.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Marathon Oil common stock beneficially owned as of January 31, 2013, except as otherwise noted, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. In calculating the percentage of outstanding stock, each listed person’s stock options or stock-settled stock appreciation rights that are or may be exercisable within sixty days have been added to the total outstanding shares.

Name	Shares		Restricted Stock(4)	Stock Options/ Stock Settled SARs Exercisable Prior to 4/1/13(5)(6)	Total Shares(7)		% of Total Outstanding(8)

Gregory H. Boyce	45,778	(2)			45,778		*
Pierre Brondeau	16,402	(2)			16,402		*
Clarence P. Cazalot, Jr.	969,349			3,079,871	4,049,220		*
Linda Z. Cook	13,573	(2)			13,573		*
Shirley Ann Jackson	86,101	(2)(3)			86,101		*
Philip Lader	81,851	(2)(3)			81,851		*
Michael E.J. Phelps	32,112	(2)			32,112		*
Dennis H. Reilley	84,433	(2)(3)			84,433		*
Eileen M. Campbell	76,504	(3)	17,170	153,251	246,925		*
Janet F. Clark	185,843		53,641	642,108	881,592		*
Sylvia J. Kerrigan	19,255	(3)	29,239	153,210	201,704		*
David E. Roberts, Jr. (1)	63,856	(3)		405,193	469,049		*
Michael K. Stewart	12,936	(3)	26,398	118,636	157,970		*
All Directors and Executive Officers as a group (19 persons) (2)(3)(4)(5)(6)					6,967,077	(6)	*

(1)            David E. Roberts, Jr. resigned on December 14, 2012.  Mr. Roberts’ information is as of December 14, 2012 and includes vested stock options that were eligible for exercise within ninety days from the date of his resignation.

(2)            Includes deferrals of annual retainers into common stock units under the Deferred Compensation Plan for Non-Employee Directors and the 2003 Incentive Compensation Plan prior to January 1, 2006, and non-retainer annual director stock awards in common stock units, including the 2013 award of common stock units, under the 2007 Incentive Compensation Plan and the 2012 Incentive Compensation Plan, including their respective dividend equivalent rights allocated in common stock units, as follows:

Name	Annual Retainer Deferred Into Common Stock Units	Non-Retainer Annual Common Stock Units

Gregory H. Boyce	0	35,777
Pierre Brondeau	0	16,402
Linda Z. Cook	0	13,573
Shirley Ann Jackson	24,446	59,281
Philip Lader	17,551	59,281
Michael E.J. Phelps	0	32,112
Dennis H. Reilley	20,952	59,281

(3)            Includes shares held under the Marathon Oil Thrift Plan, the Dividend Reinvestment and Direct Stock Purchase Plan, and the Non-Employee Director Stock Plan.

(4)            Reflects shares of restricted stock granted under the 2007 Incentive Compensation Plan and the 2012 Incentive Compensation Plan, which are subject to limits on sale and transfer and can be forfeited under certain conditions.

(5)            The number of shares shown includes the shares each person would have received had they exercised their stock-settled SARs based on the fair market value (i.e., closing price) of Marathon Oil’s common stock on January 31, 2013.

(6)            Includes vested options exercisable within sixty days of January 31, 2013, including the following number of options that are not-in-the-money as of January 31, 2013: C. P. Cazalot, Jr.: 652,130; E. M. Campbell: 38,449; J. F. Clark: 109,579; S. J. Kerrigan: 30,334; D. E. Roberts, Jr.: 90,788; M. K. Stewart: 19,291 and all other executive officers as a group: 77,121.

(7)            None of the shares are pledged as security.

* (8)           The percentage of shares beneficially owned by each director or nominee, or each executive officer does not exceed one percent of the common shares outstanding, and the percentage of shares beneficially owned by all directors and executive officers of the Company, as a group, does not exceed one percent of the common shares outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Based solely on the Company’s review of the reporting forms and written representations provided to the Company from the individuals required to file reports, the Company believes that each of its directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the fiscal year ended December 31, 2012.

Compensation Committee Report

Our committee has reviewed and discussed Marathon Oil’s Compensation Discussion and Analysis report for 2012 with Marathon Oil’s management. Based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis report be included in the Company’s 2013 Proxy Statement.

Gregory H. Boyce, Chair

Pierre Brondeau

Linda Z. Cook

Shirley Ann Jackson

Philip Lader

Dennis H. Reilley

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the compensation paid to the named executive officers (also referred to as “NEOs”) listed below and in the Summary Compensation Table on page 58:

	Name	Title
	Mr. C. P. Cazalot, Jr.	Chairman, President and Chief Executive Officer

	Ms. J. F. Clark	Executive Vice President and Chief Financial Officer

	Ms. S. J. Kerrigan*	Executive Vice President, General Counsel and Secretary

	Mr. M. K. Stewart	Vice President, Accounting & Finance, Controller & Treasurer

	Ms. E. M. Campbell	Vice President, Public Policy

	Mr. D. E. Roberts, Jr.**	Executive Vice President and Chief Operating Officer

*In October 2012, Ms. Kerrigan was elected Executive Vice President, General Counsel, and Secretary.

**Effective December 14, 2012, Mr. Roberts resigned from the Company.

When we refer to “named executive officers” throughout this disclosure, we are referring to all six executive officers listed above.

Executive Summary and 2012 Company Highlights

The purpose of our executive compensation program is to motivate long-term organizational and individual performance that is aligned with our corporate goals and in the long-term best interests of our stockholders.  We use traditional compensation elements of base salary, annual incentives, long-term incentives, and employee benefits to deliver competitive and performance-based compensation.  In evaluating the appropriateness of pay, we benchmark compensation against our industry peers.  All of our pay decisions for named executive officers are made by our Compensation Committee (the “Committee”), with input from its independent consultant.  When setting compensation levels, we generally reference the market median, with higher or lower amounts determined based on experience and performance in the role. The Committee did not make any significant adjustments to our compensation programs in 2012.

Business Highlights

From a business perspective, 2012 was a year of successful transition for Marathon Oil.  We completed our first full year as an independent exploration and production (“E&P”), or upstream, company after 87 years as an integrated oil and gas company.  Production available for sale increased by 8% to 427,000 barrels of oil equivalent per day (“boed”) (excluding Libya).  We replaced 226% of our 2012 total production from our E&P and Oil Sands Mining segments, increasing our total proved reserves to 2.0 billion barrels of oil equivalent (boe), up from 1.8 billion boe at year end 2011, and representing our highest level of proved reserves in 40 years.

Our 2012 performance was supported by our base assets in North America, Africa, and Europe that are characterized by safe and reliable operations and continue to generate substantial free cash flow for investment in future growth opportunities.  Our strong position in three of the highest-value resource plays – the Eagle Ford shale in south Texas, the Bakken shale in North Dakota, and the Oklahoma Resource Basins – has established a 10-year plus drilling inventory across these plays at current rig levels. During the last fiscal year, we significantly improved net production in each region, with Eagle Ford net production increasing more than four-fold from approximately 15,000 boed in December 2011 to more than 65,000 boed in December 2012.

Building upon our substantial investment in 2011, we completed targeted acquisitions in the Eagle Ford of approximately $1 billion in 2012 which added additional acreage in this premier U.S. liquids play.  In August, we acquired over 17,100 net acres from Paloma Partners II LLC and we recently closed another acquisition of 4,300 net acres.  To support production growth in the Eagle Ford operating area, we expanded midstream infrastructure, installing approximately 370 miles of gathering lines.

In 2012, we spud 392 gross operated wells in U.S. resource plays, compared to 123 in 2011.  Similarly, we recorded more than 95% average operational availability for all major company-operated E&P assets and experienced strong safety performance during a period of organizational transformation and increasing external pressures.

Key activities related to our global exploration program included our re-entry into Gabon, a farmout agreement with Total S.A. in Kurdistan, and our recent exploration investments in Ethiopia and Kenya where we see significant resource potential.

Overall, we achieved strong operational results while remaining disciplined financially and making continued progress toward the previously stated goal of divesting $1.5-$3 billion of non-core assets through 2013.  Finally, in early 2013, the Board increased our quarterly dividend 13% to $0.17 per share.

As evidence of these business and operational successes, three-year annual total shareholder return of 83.5% ranked 1st among our Peer Group of twelve oil and gas E&P companies (including Marathon Oil).

Compensation Highlights

Key performance-related compensation outcomes for 2012 included the following:

•                  Annual cash bonus payments above target based on overall performance achievement exceeding 2012 target objectives, and

•                  Performance unit payouts at target based on our third place rank among our Peer Group for the performance period associated with these awards.

Pay For Performance

Overall, the Committee believes that our programs benefit our stockholders through stringent pay-for-performance requirements, while also competing effectively for highly sought executive talent.  To further demonstrate this performance philosophy, the following chart tracks our Chief Executive Officer’s (“CEO’s”) Total Annual Compensation with changes in our stock price over the last four years.  Since 2006, our CEO’s long-term incentive compensation has consisted only of stock options and performance units, the latter of which will require the Company to meet relative shareholder return criteria to earn any payout.  Total Annual Compensation includes all cash compensation received from salary, bonuses, and performance unit payouts each year, as well as the value of the equity awards that vested in each year.

For purposes of this graph, CEO Total Annual Compensation is comprised of the components described below:

•                  “Base” means base salary paid during each calendar year.

•                  “Bonus” means the annual cash bonus paid for each calendar year, typically paid in the first quarter of the following year.

•                  “Equity Vested” means the value of the equity that vested each year as of the vesting date.  For stock options, the value shown is based on the amount, if any, that the stock option price on an option’s vesting date exceeds the option’s exercise price; for options where the exercise price exceeds the stock price on the vesting date, the value shown is $0. (This number differs from the grant date fair value of stock and stock option awards granted in each year which appears in the Summary Compensation Table.)

•                  “Performance Units” means the value of the performance earned as of the last date of each grant’s performance period.  Performance Units generated zero payout for the 2007-2009 and 2008-2010 performance periods.

•                  “Accelerated Units” means the value of the prorated performance unit payout made in 2011 upon the Spin-off of MPC.  The original performance periods of these units were 2010-2012 and 2011-2013.  This acceleration reduced total compensation opportunities payable for performance periods ending in 2012 and 2013.

•                  “Stock Price per Share” means for 2012, the closing price of the Company’s common stock on December 31, 2012.  For the years preceding 2012, it is the closing price for December 31 of that year, adjusted for a stock split and dividend distributions.  For purposes of this calculation, the Spin-off of MPC was treated as a dividend equal to one-half of MPC’s closing “when issued” share price on June 30, 2011.  Cash dividend adjustments were calculated based on the dividend as a percentage of the Company’s closing stock price immediately preceding the ex-dividend date.

Governance and Risk Management Highlights

The Committee regularly evaluates and considers the role that executive compensation programs play in ensuring that our officers take only appropriate and prudent risks, and that compensation opportunities do not motivate excessive risk-taking.  Below are some of the practices we employ.

•                  All executive officer compensation decisions are made by the Committee, which is comprised of six independent directors.

•                  Our Committee is advised by an independent compensation consultant that performs no other work for executive management or our Company.

•                  Our executives do not have employment agreements.

•                  The Committee manages our compensation programs to be competitive with those of peer companies and monitors our programs against trends in executive compensation on an annual basis.

•                  Our compensation programs appropriately balance short-term and long-term incentives.

•                  Our annual cash bonus program is based on a balanced set of metrics, which are objective and not significantly influenced by commodity prices.  In addition, the Committee considers the achievement of individual performance commitments and overall corporate performance.

•                  Annual cash bonuses are paid only after the Audit and Finance Committee of our Board has reviewed our audited financial statements for the performance year.

•                  Our clawback policy applies to both annual cash bonuses and long-term incentives and would generally be triggered with respect to an executive officer in the event of a material accounting restatement due to noncompliance with financial reporting requirements, or the commission of fraud by such executive officer.

Our Compensation Objectives

Our executive compensation program is designed to further our corporate goal of delivering long-term value through focused execution. It enables us to retain leaders who possess a high level of technical expertise and a long-term focus, both of which are critical to success in our industry. Specific compensation objectives and related plan features include:

Objective	How We Meet Our Objectives
Attract and retain talented and experienced leadership who directly impact our current and future success

•                  We offer a market-competitive total pay opportunity that provides incentives for executive leaders to accept the responsibilities and risks associated with their positions

•                  We regularly benchmark each component of our pay program against the competitive market, and then consider the results of this analysis in making any adjustments

•                  We administer plans to provide competitive benefit programs, including retirement, health, and welfare

Motivate and reward for achievement of specific financial goals and operational successes	• We emphasize achievement of specific goals by providing variable, performance-based compensation • Our annual incentive program includes specific financial and operational performance measures
Create strong financial incentive to build long-term stockholder value

•                  We link a significant part of total target compensation to financial and stock price performance – over 90% of CEO compensation mix is variable and performance-based

•                  We deliver 100% of CEO long-term incentives in the form of stock options and performance units tied to relative stockholder returns

Align executive and stockholder interests

•                  Emphasizing long-term shareowner returns, we encourage significant stock ownership among executives:

•                  The realized value of all of our annual long-term incentive grants is driven by stock price performance

•                  We maintain stock ownership requirements for our executive officers

All named executive officers are covered by the same compensation plans, policies, and practices, except that Mr. Cazalot, our Chairman, President and CEO, does not receive restricted stock.

Peer Group

Peer group benchmarking is one of several factors considered in our pay setting processes.  The table below lists the industry companies the Committee believes provide the best external benchmarks for executive compensation, referred to as our “Peer Group.”  In selecting the Peer Group, the Committee considered pertinent financial measures for each company including assets, revenue, market capitalization and enterprise value.

In 2011, the Committee approved our Peer Group which reflected the companies against which we compete as an independent E&P company.  The Committee did not make any changes to the Peer Group in 2012 and will review the Peer Group on an annual basis for continued appropriateness.

Peer Group Companies
Anadarko Petroleum Corp.	Encana Corp.	Noble Energy Inc.
Apache Corp.	EOG Resources Inc.	Occidental Petroleum Corp.
Chesapeake Energy Corp.	Hess Corp.	Talisman Energy
Devon Energy Corp.	Murphy Oil Corp.

Competitive Positioning

Due to the technical requirements and long-term capital commitments inherent in our business, we operate in a highly competitive environment for talented executive leadership.  Annually, the Committee compares the competitiveness of our executive compensation to the Peer Group and examines the overall effectiveness of our compensation programs.

Compensation Philosophy

Our compensation philosophy is to provide market-based, competitive compensation that supports our business strategy, delivers pay that aligns with results achieved, and aligns executive leadership with stockholder interests.  We generally target a total direct compensation opportunity at the 50th percentile of the Peer Group (the “50th percentile”) for average performance with higher or lower targeted compensation determined based on individual experience, internal parity with other executives, and performance in the role.  We define total direct compensation as the sum of base salary, annual bonus, and long-term incentives.

Compensation Benchmarking Process

The Committee makes an annual comparison of the compensation of our named executive officers to the compensation of executives with similar job responsibilities among our Peer Group.  The Committee’s independent compensation consultant, Meridian Compensation Partners LLC (“Meridian”), gathers and reports this information for the Committee.  The Committee references this competitive market analysis in making compensation decisions for the coming year.

In late 2011, Meridian provided the Committee a market analysis that included information regarding Peer Group base salaries, annual bonus levels and the mix and level of long-term incentives.  The Committee used this analysis as one tool in evaluating our compensation practices and competitive pay levels for our named executive officers and making appropriate compensation decisions for 2012.

A comparison of 2012 target total direct compensation to the Peer Group 50th percentile for our named executive officers is shown in the table below.  For purposes of this CD&A, we use the term “Market” to refer to the 50th percentile of similar positions within the Peer Group.

Name	Total Target Compensation	% of Market
Mr. Cazalot	$14,290,000	108%
Ms. Clark	$3,426,000	115%
Ms. Kerrigan	$2,902,500	100%
Mr. Stewart	$1,748,000	123%
Ms. Campbell	$1,456,500	95%
Mr. Roberts	$5,255,000	98%

Decisions regarding base salaries, target bonus opportunities and long-term incentive awards were made in February 2012; and decisions regarding the payment of 2012 annual cash bonus awards were made in February 2013, after 2012 business results were completed and measured.  In connection with her position change to Executive Vice President in October 2012, Ms. Kerrigan’s bonus target was adjusted from 70% to 85%.

Pay Mix

The table below provides the 2012 target mix of total direct compensation components of our named executive officers as compared to the median mix of our Peer Group.  The allocation of our compensation components, with a significant emphasis on long-term incentives, aligns with the practices of our Peer Group.

CEO	Other NEOs
Marathon Oil	Peer Group	Marathon Oil	Peer Group
Base Salary	10%	10%	19%	17%
Short-Term Incentives	13%	12%	16%	13%
Long-Term Incentives	77%	78%	65%	70%

Similarly, the graphs below illustrate the components of compensation for our named executive officers.

Variable compensation, which includes annual cash bonus and long-term incentives, represents 90% of total target compensation for Mr. Cazalot, and 81% of total target compensation for our other named executive officers.  We do not set fixed percentages for each element of compensation, so the mix may change over time as the competitive market moves, governance standards evolve, or market conditions change.

Processes and Procedures for Determining Executive Compensation

Compensation Committee of Our Board of Directors

The Committee is charged with overseeing and approving all compensation for our executive officers.  The Committee is comprised only of independent, non-employee directors.  The directors who currently serve on the Committee are Mr. Boyce, who is the Chairman, Mr. Brondeau, Ms. Cook, Dr. Jackson, Mr. Lader and Mr. Reilley.

The Committee’s charter requires that it meet at least four times each year, and during 2012, the Committee met four times.  At each of its meetings, the Committee has the opportunity to meet in executive session.  When practicable, the Committee previews and discusses significant compensation decisions at one meeting before giving formal approval at a subsequent meeting.

The Role of the Chief Executive Officer

The Committee seeks significant input from the CEO on compensation decisions and performance appraisals for all other executive officers.  However, all final compensation decisions for our executive officers are made by the Committee.  The CEO does not provide recommendations or participate in Committee discussions concerning his own compensation.

The Committee’s Independent Consultant

In 2012, the Committee engaged the services of Meridian to provide consulting services and advice to the Committee on executive and director compensation matters.  Meridian provides the Committee with information on industry trends, market practices and legislative issues.  The terms of this relationship are set forth in an agreement between the Committee and Meridian.  Meridian provides no other services to Marathon Oil or its executives and the Committee has the right to terminate the services of Meridian and appoint a new compensation consultant at any time.

While the Committee retains Meridian directly, Meridian interacts with several of our officers and employees as necessary.  In addition, Meridian may seek input and feedback from members of our management regarding its work product prior to presentation to the Committee in order to confirm that information is accurate or address other issues.  We believe that Meridian provides an independent perspective to the Committee.

Components of Compensation

Our executive compensation program includes base salary, annual cash incentive compensation, long-term incentives, and benefits.  By design, the majority of compensation value available to our executives is “performance-based,” meaning that the opportunity to earn value is largely dependent on both Company and executive performance.

Base Salary

Purpose:  The primary purpose of this compensation component is to recognize and reward overall responsibilities, established skills, experience and expertise.

Competitive Positioning:  The Committee considers each named executive officer’s current salary as compared to the 50th percentile, along with individual performance.  While we do not utilize internal pay ratios, the Committee evaluates the relative value of each position to Marathon Oil and ensures that compensation levels are both internally equitable and consistent with the value assigned to each position. The Committee does not use a formula to calculate base salary increases for named executive officers.

Changes for Fiscal 2012:  At its February 2012 meeting, the Committee reviewed our positioning against the Peer Group, employed the above methodology, and awarded a base salary increase to one of our six named executive officers.  Effective in April 2012, Ms. Kerrigan received a base salary increase to align her salary more closely with the market and reflect the scope of her position.

	Name	Base Salary Amount as of January 1, 2012	Base Salary Amount as of January 1, 2013	Percent Change
	Mr. Cazalot	$1,400,000	$1,400,000	0%
	Ms. Clark	$680,000	$680,000	0%
	Ms. Kerrigan	$500,000	$575,000	15%
	Mr. Stewart	$440,000	$440,000	0%
	Ms. Campbell	$445,000	$445,000	0%
	Mr. Roberts	$900,000	$900,000	0%

Annual Cash Bonus

Purpose:  The primary purpose of this compensation component is to focus performance on key business executives, rewarding executives both for achievement of short-term financial, operational, and strategic goals that drive stockholder value and individual performance during the year.

Competitive Positioning:  The Company’s strategy is to consider the Peer Group 50th percentile for annual incentives for performance at expected levels.  Our performance targets are established to challenge our named executive officers to perform at a high level.  Below-target performance may result in low or no incentive payout, while exceptional performance may result in payouts significantly above the target award level.

Annual Cash Bonus Overview

The Committee determines the annual cash bonus for each named executive officer based primarily on the following criteria:

•                  Competitive bonus targets established by the Committee based on the independent consultant’s comprehensive benchmarking study of our executive positions;

•                  Quantitative company performance metrics, established by the Committee during the first quarter of the year;

•                  Organizational and strategic performance, evaluated by the Committee based on the achievements of the Company and its leadership considering business and market conditions; and

•                  Individual performance, including achievement of pre-established goals, leadership and ethics, and overall value that the officer created for the Company, which can modify the calculated bonus award.

At the end of the year, the Committee evaluates the overall performance of the Company.  Quantitative performance metrics can receive a total score between 0% and 100%, with target performance approximating 50% of the total bonus award. Organizational and strategic performance can receive a score between 0% and 100%, with target performance approximating 50% of the total bonus award.   In determining the final award for each named executive officer, the sum of these two components may be adjusted based on the Committee’s discretionary assessment of the named executive officer’s individual performance.

Note that for evaluating 2013 performance, the Committee has assigned a 60% weighting to the quantitative performance metrics and a 40% weighting to the organizational and strategic performance metrics.  The Committee will maintain discretion to modify the final bonus awards based on individual performance factors.

2012 Bonus Targets

For 2012, the Committee held targets at 2011 levels except for Ms. Kerrigan whose target was increased from 70% to 85% to align her potential bonus opportunity more closely with the market and reflect the scope of her position.  2012 bonus targets for the named executive officers were as follows:

Name	Officer Level	Bonus Target (as % of Base Salary)
Mr. Cazalot	CEO	135%
Ms. Clark	EVP	95%
Ms. Kerrigan	EVP	85%
Mr. Stewart	VP	70%
Ms. Campbell	VP	70%
Mr. Roberts	EVP	95%

2012 Quantitative Performance Metrics

During the first quarter of 2012, the Committee established the performance metrics outlined in the table below. As part of this process, the Committee considers key financial and operational performance measures, all of which are important indicators of success in our industry and are not excessively influenced by commodity price fluctuations. The Committee determined the target level of performance for each metric by evaluating factors such as performance achieved in the immediately preceding year, anticipated challenges for 2012, business plan and Company strategy. The table and footnotes below describe the targets set by the Committee and our performance achieved during 2012.

Focus	Performance Metric	Description	Target Performance	Performance Achieved
	Production, MBOED(a)	Measures the rate of crude oil production of our E&P segment	368	382
Performance	SCO Production, MBBL(b)	Measures the rate of synthetic oil production of our Oil Sands Mining segment	45	41
	Cash Costs, $/BOE (c)	Measures the cash operating costs associated with our E&P segment and corporate G&A costs	12.25	12.74
Sustainability	F&D Cost, $/BOE (d)	Measures the cost of finding and developing resource	20	18
People, Process & Environment	TRIR(e)	Measures the number of safety incidents; safety is a core value and a crucial business practice	.55	.66 (90 injuries)
	Spills to the Environment > 1 [bbl](f)	Measures the volume of spills produced and chemically treated fluids that enter the environment	100	84
	Process Safety Incidents(g)	Measures the most serious process safety incidents that occur at designated facilities	1	1
	Category 3 & 4 Consequence Event Rate(h)	Measures the number of Category 3 & 4 events in the E&P segment. This is a monitored item only in 2012	3.4	1.4

(a)           Production is our E&P segment available for sale (excluding Libya) and is adjusted for pricing effects as a result of production sharing contracts, catastrophic events, and acquisitions and divestitures; also adjusted for project deferrals associated with capital constraints. This number differs from the reported level of average E&P production available for sale of 386 MBOED excluding Libya, and is from continuing operations and does not include the aforementioned adjustments. Production available for sale during the year can differ from production sold primarily as a result of the timing of international crude oil liftings and natural gas sales.

(b)          SCO Production is calculated as net synthetic crude oil (“SCO”) production (bitumen after royalties and upgrading, excluding blend-stocks) and then adjusted for price, acquisitions and divestitures; also adjusted for project deferrals associated with capital constraints.

(c)           Cash Costs include lease operating expense, above field expense, and unallocated corporate G&A, adjusted for foreign exchange rates, legal settlements, and acquisitions and divestitures.  The boe used in the denominator are recorded sales adjusted for pricing effects as a result of production sharing contracts, catastrophic events, and acquisitions and divestitures; also adjusted for project deferrals associated with capital constraints.  This metric excludes Libya and Oil Sands Mining.

(d)          Finding & Development (“F&D”) Cost includes capital expenditures and cash exploration expenditures from our E&P (excluding Libya), Integrated Gas and Oil Sands Mining segments adjusted for foreign exchange rate, capitalized interest, and capitalized asset retirement obligations.  Reserves exclude dispositions, price related changes and Libya.

(e)           The Total Recordable Incident Rate (“TRIR”) is calculated according to the same formula as the Occupational Safety and Health Administration (“OSHA”) Recordable Incident Rate by taking the total number of OSHA recordable incidents and dividing by the ratio of total number of hours worked over 200,000.

(f)            Spills to the Environment include the number of all produced and chemically-treated fluid spills with a volume greater than or equal to one barrel outside of secondary containment on Marathon Oil operated properties.

(g)           Process Safety Incidents include those incidents that occurred at Marathon Oil designated facilities which meet the definition of a Process Safety Event Tier 1 as defined by American Petroleum Institute (“API”) Recommended Practice 754 (Process Safety Performance Indicators for the Refining and Petrochemical Industries).

(h)          All potential and actual Category 3 & 4 consequence events are based on the consequence categories table in Marathon Oil’s Event Reporting and Management Standard divided by exposure hours.  This is a monitor-only metric in 2012.

Upon review of these quantitative outcomes relative to targeted performance against internal metrics and to industry peers, and considering prevailing business conditions in 2012, the Committee concluded that the Company had achieved overall performance exceeding targeted expectations.

2012 Organizational and Strategic Performance

After assessing the Company’s financial and operational performance, the Committee evaluated organizational and strategic performance achievements.  Select strategic achievements during a transformational year where we demonstrated our ability to execute across all of our resource plays are described below.

•                  In 2012, we completed targeted acquisitions in the Eagle Ford of approximately $1 billion, increasing the Company’s acreage position and working interest in the core of the play and adding production and drilling locations.

•                  We enhanced our global exploration program.  In June, we re-entered Gabon through a farmout agreement with Total Gabon S.A. and expect to spud the first exploration well in early 2013.  We also entered Ethiopia and Kenya, two countries with significant resource potential.

•                  With portfolio optimization as a key element of our business strategy, we proactively monetize assets to fund other areas of our business.  As of December 2012, $1.3 billion of our non-core assets were divested or under contract, representing progress against our previously stated goal of divesting between $1.5 billion and $3 billion of non-core assets between 2011 and 2013.

•                  Overall, the Company experienced strong safety performance during a period of significant organizational transformation and increasing external pressures.  However, despite top quartile Peer Group performance, the 2012 personal safety target was not met.  The Company had established an ambitious target, while operating new assets requiring a significant number of less-experienced workers and contractors.  Initiatives under way to improve safety performance include renewed emphasis on pre-job planning, clear and enforced expectations, and instilling our culture into new acquisitions and people.

•                  In 2012, we began Project Mustang, an internal initiative to improve the efficiency of our contract management processes and systems while also delivering increased transparency around our businesses. Transparent and granular financial reporting and improved financial/procurement processes are critical to our ability to successfully compete as a top tier E&P company.  We anticipate completing this initiative in 2013.

The Committee also places significant emphasis on the named executive officers’ adherence to Marathon Oil’s core values which emphasize health and safety, environmental stewardship, honesty and integrity, corporate citizenship, high performance, and diversity.  These values are essential to our culture and drive how we accomplish our business objectives.  Additional information about our values and our commitment to social responsibility may be found in the annual Living Our Values Corporate Social Responsibility Report available on our web site.

2012 Individual Performance

At the beginning of the year, each named executive officer develops performance goals relative to his or her organizational responsibilities, which are directly related to our business objectives.  All performance goals are discussed with and approved by the CEO (and in the case of the CEO, the Board).  Examples of named executive officers’ performance goals for 2012 include: rate of production, reserve replacement, income per barrel, cost management, improved safety and environmental performance, fiscal discipline, development of governmental and community relationships, provision of financial services and systems, and continued evaluation of management and risk.

In evaluating the individual performance of each named executive officer, the most significant factor is achievement of business objectives within his or her organization.  At the end of each year, each named executive officer’s performance is measured against his or her previously established performance goals.  The Committee reviews this information with the CEO and determines the bonus award for each named executive officer.  The Committee evaluates the CEO’s performance and determines his bonus in an executive session.  No formal weightings of individual performance commitments or formulas are used to calculate the annual bonus, but the Committee uses its discretion to adjust the final bonus payment based on its assessment of a named executive officer’s individual performance.

In evaluating the specific contributions made by our named executive officers during 2012, the Committee considered each named executive officer’s pre-established performance goals as well as the contribution of the respective named executive officer to the Company’s key achievements in the last year including those discussed under “Executive Summary” and “2012 Organizational and Strategic Performance.”  These specific individual achievements, or areas in which individual performance fell short of objectives, were considered in determining the final bonus payment.

2012 Annual Bonus Payments

For 2012 performance, the Committee rewarded our named executive officers with annual cash bonus payments above target, averaging 152% of target, for their contributions to our operating and financial results.

Long-Term Incentive Awards

Purpose:  The primary purpose of this compensation component is to align the interests of executives and stockholders over the long term.  These awards assist named executive officers in establishing and maintaining significant equity ownership and place a meaningful portion of compensation at risk based on the Company’s stock price performance relative to industry peers.  Long-term incentives also encourage retention through continued service requirements and are intended to represent the largest portion of named executive officers’ total direct compensation.

Competitive Positioning:  Our annual long-term incentive awards are determined based on an intended award value that considers market data, the named executive’s performance, and the named executive’s intended total compensation.  The 2012 intended award value for named executive officers was allocated per the following mix:

• CEO: 50% performance units, 50% stock options • Other Named Executive Officers: 40% performance units, 40% stock options, 20% restricted stock

The Committee believes this mix of long-term incentive awards generally provides an appropriate balance between the dual objectives of tying compensation to stock price appreciation and fostering executive retention.  The Committee believes that Mr. Cazalot’s ability to realize compensation from his long-term incentives should depend fully on the performance of our stock; thus, he receives only performance units and stock options.

Target Award Levels

After considering competitive market data, the demand for talent, cost considerations, and the performance of the Company and the named executive officers, the Committee granted long-term incentive awards to each named executive officer on February 28, 2012 according to our normal grant timeline.

Name	Total LTI Intended Value ($)*
Mr. Cazalot	$11,000,000
Ms. Clark	$2,100,000
Ms. Kerrigan	$1,925,000
Mr. Stewart	$1,000,000
Ms. Campbell	$700,000
Mr. Roberts	$3,500,000

*The Committee makes its compensation decisions based on intended value.  Intended value reflects established compensation valuation methodologies that differ from the methodologies used for accounting purposes under U.S. generally accepted accounting principles and applied in the Summary Compensation and Grants of Plan-based Awards tables.

Annual Grant Process

Each year, the Committee grants annual awards of long-term incentives in the form of performance units, stock options and restricted stock. The Committee grants annual long-term incentive awards at its regularly-scheduled February meeting, the date of which is generally set at least one year in advance.  The effective date for grants of awards to named executive officers is the date the Committee meets; however, if the Committee grants awards after the market has closed, the grant date is the next trading day.

Due to the nature of long-term incentive awards, the actual long-term incentive value realized by each named executive officer depends on the price of the underlying stock at the time of vesting or exercise, or how the Company has performed against stated objectives.  Each of our long-term incentive award types is discussed in more detail below.

Performance Units

The Committee believes that a performance unit program based on Total Shareholder Return (“TSR”) relative to peer companies establishes alignment between pay and company performance.

TSR is determined by taking the sum of stock price appreciation or reduction per share, plus cumulative dividends per share for the performance period, and dividing that total by the beginning stock price per share.  For purposes of this calculation, the beginning and ending stock prices are the averages of the closing stock prices for the month immediately preceding the beginning and ending dates of the performance period.

The industry peers selected for each performance cycle typically match the industry peers used in the prevailing peer group used for compensation benchmarking.  The table below describes what can be earned based on Marathon Oil’s relative TSR performance based on Marathon Oil’s rank among the Peer Group.

The target value of each performance unit is $1, with the actual payout varying from $0 to $2 (0% to 200% of target) based on Marathon Oil’s relative TSR ranking for the measurement period.  For example, a 100% payout percentage pays out at $1 per unit which is paid in cash.   Note, if Marathon Oil’s absolute TSR for the performance period is negative, the payout will be capped at target (100%), regardless of the Company’s relative TSR ranking.

Performance Units Granted in February 2012

At the Committee’s February 2012 meeting, named executive officers were granted performance units measuring relative TSR for the three-year performance period ending in 2014.  At the end of the performance period, Marathon Oil’s performance will be measured against the performance of our Peer Group and the performance unit award value will be determined.  These awards are included in the Grants of Plan-Based Awards Table on page 60.

Performance Units with Performance Period Ended December 31, 2012

Each named executive officer vested in performance units for the period July 1, 2011 to December 31, 2012.  As described in our 2012 proxy statement, these awards were granted in July 2011 after the completion of the Spin-off of our downstream business creating two independent energy companies, Marathon Oil and MPC, and included an 18-month performance period to reflect the remaining period of the original 2010 grants as illustrated below:

Grant Name		Performance Period			Original Performance Period			Months Remaining in Original Performance Period
Transition Award		July 2011 – December 2012			2010 – 2012			18 (of 36 months)

Under the provisions of these awards, the targeted performance units were subject to our relative TSR performance against the Peer Group applying the payout matrix below:

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12
MRO TSR Percentile (%)	100.00	91.67	83.33	75.00	66.67	58.33	50.00	41.67	33.33	25.00	16.67	8.33
Payout Value ($/unit)	2.00	1.83	1.67	1.50	1.33	1.17	1.00	0.83	0.67	0.00	0.00	0.00

For the 18-month performance period ending on December 31, 2012, we ranked third out of twelve companies, resulting in a total maximum unit per unit value of $1.67 earned during 2012 with respect to the performance units that were paid in January 2013.  However, because the Company’s absolute TSR for the performance period was negative (at -1%), the total maximum unit value was capped at $1.00.

The Committee determined a final unit payout value of $1.00.  The individual payouts earned for the performance units vested in December 2012 are provided in the Summary Compensation Table on page 58.

Performance Units with Performance Period Ended December 31, 2012

In February 2013 the Committee modified the form of performance units awarded for the 2013 – 2015 performance period to more closely align the value of compensation paid with actual stockholder returns.  The value of the underlying units awarded in 2013 will track the Marathon Oil stock price, adjusted for dividends.  The percentage of these “share-denominated” units earned will continue to be contingent on the Company’s relative TSR performance against the Peer Group.  Earned awards will continue to be paid in cash shortly after the completion of the performance period.

Stock Options

Stock options provide a direct link between officer compensation and the value delivered to stockholders.  The Committee believes that stock options are inherently performance-based, as option holders only realize compensation if the value of our stock increases following the date of grant.

The grant price of our stock options is equal to the closing sales price per share of our common stock on the grant date, which was February 28, 2012 for the options granted to named executive officers during 2012.  Stock options have a three-year pro-rata vesting period and a maximum term of ten years.  Additional information on these grants, including the number of shares subject to each grant, is shown in the Grants of Plan-Based Awards Table.

Restricted Stock

The Committee granted restricted stock to the named executive officers, other than Mr. Cazalot, for diversification of the mix of long-term incentive awards, for consistent alignment between executives and stockholders, and for retention purposes.  Restricted stock provides recipients with the opportunity for capital accumulation and a more predictable long-term incentive value than is provided by performance units or stock options.

Restricted stock awards vest in full on the third anniversary of the date of grant.  Prior to vesting, restricted stock recipients have the right to vote and receive dividends on the restricted shares.

Other Benefits and Perquisites

We offer limited perquisites to our named executive officers.  Our named executive officers may seek reimbursement for certain tax, estate, and financial planning services up to a specified annual maximum each year, including the year following death or retirement.  Our named executive officers are also offered an enhanced annual physical examination, and they also participate in the health, welfare, and retirement benefit plans generally available to all of our employees.

Unless otherwise authorized by the CEO (or in the case of the CEO, the Lead Director), our named executive officers may not use corporate aircraft for personal use.  Occasionally spouses or other guests will accompany our named executive officers on our aircraft when space is available on business-related flights.

Post-Employment Benefits

Retirement

We sponsor and contribute to both tax-qualified defined benefit and defined contribution retirement plans for a broad-based group of employees.  Eligible employees can contribute to our defined contribution retirement plan.  We also sponsor retiree medical plans for a broad-based group of employees.  Our named executive officers are eligible to participate in these defined benefit and defined contribution retirement plans, as well as the retiree medical plans.  In addition, our named executive officers participate in unfunded, nonqualified defined benefit and defined contribution retirement plans.  Our Committee has determined that providing these arrangements plays a meaningful role in attracting and retaining qualified executives.

Each named executive officer is also eligible to participate in our elective nonqualified deferred compensation plan.  Under this plan, our named executive officers are eligible to defer up to 20 percent of their salary and annual cash bonus each year.

Distributions from our nonqualified plans are made following separation from service in the form of a lump sum and are compliant with Section 409A of the Internal Revenue Code to the extent required.

Benefits payable under our qualified and non-qualified plans are described in detail on pages 65-68.

In addition, named executive officers’ stock options immediately vest and become exercisable upon retirement, which is a common practice in our industry.  Unvested restricted stock awards are forfeited upon retirement, except in the case of mandatory retirement.  For performance units, in the case of retirement where a named executive officer has worked more than half of the performance period, awards may be vested on a prorated basis at the discretion of the Committee.

Mandatory Retirement

Under our mandatory retirement policy, a named executive officer must retire on the first day of the month following the officer’s 65th birthday.  In addition to receiving the vested benefits he or she has accrued under our benefit programs, outstanding restricted stock awards vest in full.  Stock options and performance units follow the vesting treatment described above for retirement.

Death or Disability

In the event of death or disability, our named executive officers would be entitled to the vested benefits they have accrued under our standard benefits programs.  Long-term incentive awards would immediately vest in full upon the death of a named executive officer, with performance units vesting at the target level.  In the event of disability, long-term incentive awards would continue to vest as if the named executive officer remained employed during the period of disability.

Other Termination or Resignation

Our named executive officers do not have employment agreements and are not entitled to any special executive severance payments, other than the change in control termination benefits described below.  The Board may exercise discretion to make executive severance payments to executives on a case-by-case basis.  Marathon Oil has a policy requiring that our Board seek stockholder approval or ratification of certain severance agreements for senior executive officers that would require payment of cash severance benefits exceeding 2.99 times the officer’s salary plus bonus for the prior calendar year.

Mr. Roberts resigned as Chief Operating Officer effective December 14, 2012.  In connection with Mr. Roberts’ resignation, Marathon Oil and Mr. Roberts entered into a Severance Letter Agreement (the “Severance Agreement”), pursuant to which Mr. Roberts received a severance payment in the amount of $4,608,000.  This payment did not exceed 2.99 times the sum of Mr. Roberts’ current annual salary plus bonus for the prior calendar year.

Change in Control Termination

We believe that our named executive officers should be encouraged to act in the best interests of our stockholders if a change in control transaction is under consideration.  For this reason, in 2001 we adopted our executive change in control severance benefits plan, which provides certain benefits upon a change in control of Marathon Oil and is designed to ensure continuity of management through a change in control transaction.

For officers who are newly hired or first promoted to officer positions on or after October 26, 2011, the Committee adopted a new change in control plan.  This plan provides a more limited severance benefit than our existing arrangement for officers employed prior to this date, yet still encourages officers to engage in transactions that would be advantageous to stockholders.  The new program includes no provisions to reimburse or “gross-up” tax obligations following a change in control.  No changes have been made to our executive change in control severance benefits policy that covers executive officers in their positions prior to October 26, 2011.

Under both our change in control plans, all of our named executive officers’ long-term incentive awards would become fully vested and exercisable upon a change in control.  Outstanding performance units would vest at the target value upon a change in control.  The benefits payable to named executive officers in the event they are terminated following a change in control or in connection with a “potential change in control” are outlined on pages 69-72, where our executive change in control policy is described in more detail.

Other Compensation Items

Stock Ownership Requirements and Anti-Hedging Policy

All of our officers who are “executive officers” for purposes of Section 16 of the Exchange Act are subject to our stock ownership requirements, which are intended to reinforce the alignment of interests between our officers and stockholders.  The stock ownership requirements are as follows:

•    CEO – multiple of six times base salary;

•    Executive Vice Presidents – multiple of four times base salary; and

•    Vice Presidents – multiple of two times base salary.

Executive officers have five years from their respective appointment dates to achieve the designated stock ownership level.  The Committee reviews each executive officer’s progress towards the requirements on at least an annual basis.  Executive officers who have not reached the required level of stock ownership are expected to hold the shares they receive upon exercise of stock options (after payment of exercise prices and after taxes) so that they meet their requirement in a timely manner.  Our named executive officers currently either meet or exceed the stock ownership requirements, or are still within five years from their appointment dates.

In order to ensure that officers bear the full risks of stock ownership, our corporate policies prohibit officers from engaging in hedging transactions related to our stock. Officers are also prohibited from pledging or creating a security interest in any Marathon Oil shares they hold, including shares in excess of the applicable ownership requirement.

Tax Considerations

The Committee considers the tax effects to both Marathon Oil and the named executive officers when making executive compensation decisions and has a practice of delivering compensation in a tax-efficient manner whenever reasonable.  However, the priority of the Committee is to provide performance-based and competitive compensation.  Therefore, some compensation paid to named executive officers is not deductible by Marathon Oil due to the limitations of Section 162(m) of the Internal Revenue Code.

Section 162(m) provides that the amount of compensation that we may deduct each year for our CEO and each of the three most highly paid officers (other than our Chief Financial Officer) is $1,000,000.  Elements of compensation which qualify as “performance-based compensation” are deductible even if in excess of this $1,000,000 limit.  The Committee approved a base salary for Mr. Cazalot that exceeds the Section 162(m) limitation of $1,000,000, and therefore his base salary is not deductible in full.

As required under Section 162(m), our stockholders approved the material terms of performance goals for awards to named executive officers, which are contained in our 2012 Incentive Compensation Plan.  These performance goals include both financial and operational measures.   For Section 162(m) tax purposes in 2012, we used both financial and operational goals to establish performance-based payments for named executive officers.  However, the determination of actual annual cash bonus payments for named executive officers is described in the Annual Cash Bonus section beginning on page 46.

Other than time-based restricted stock, long-term incentives awarded to our named executive officers in 2012 were designed to be performance-based compensation and, therefore, fully deductible.  To the extent that non-performance-based compensation exceeds $1,000,000, time-based restricted stock awards would not be deductible.

We believe our nonqualified deferred compensation plans and other benefits comply with Section 409A of the Internal Revenue Code.  In general, Section 409A imposes additional income taxes, as well as premium interest, unless the form and timing of deferred compensation payments have been fixed in order to eliminate both officer and Company discretion.

Influence of SOP Results on Executive Compensation Decisions

At our 2012 Annual Meeting of Stockholders, over 90% of the votes cast in favor of the non-binding advisory proposal to approve the compensation of our named executive officers.   The Committee concluded that a large majority of our stockholders are satisfied with our existing compensation programs and did not change any practices or programs.  Based on this result and our ongoing review of our compensation policies and important governance processes, we believe that our existing compensation programs effectively align the interests of our named executive officers with the long-term goals of Marathon Oil.

Executive Compensation Tables and Other Information

The following table summarizes the total compensation earned by, or paid to, each named executive officer for the fiscal year ending December 31, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)

C. P. Cazalot, Jr.	2012	1,400,000	3,000,000	0	5,509,365	2,807,550	2,587,700	316,770	15,621,385
Chairman, President and Chief	2011	1,400,000	3,000,000	0	6,414,055	18,821,400	1,617,757	276,207	31,529,419
Executive Officer	2010	1,400,000	2,500,000	0	4,656,517	0	1,397,592	256,394	10,210,503

J. F. Clark	2012	680,000	1,000,000	459,286	840,872	516,350	686,341	124,770	4,307,619
Executive Vice President and	2011	680,000	1,000,000	531,144	1,197,162	4,099,000	406,341	105,057	8,018,704
Chief Financial Officer	2010	672,500	775,000	425,882	856,813	0	355,795	103,609	3,189,599

S. J. Kerrigan	2012	556,250	755,000	420,720	771,193	180,700	1,040,385	96,407	3,820,655
Executive Vice President, General Counsel & Secretary	2011	478,750	600,000	280,326	627,238	550,633	516,760	64,628	3,118,335
	2010	405,000	400,000	148,767	299,842	0	304,974	52,676	1,611,259

M. K. Stewart	2012	440,000	510,000	217,372	400,359	174,225	1,569,254	75,230	3,386,440
VP Accounting & Finance,
Controller & Treasurer

E. M. Campbell	2012	445,000	390,000	154,264	279,897	167,800	776,716	85,980	2,299,657
Vice President,	2011	445,000	390,000	157,376	356,604	1,091,133	492,516	67,207	2,999,836
Public Policy

D. E. Roberts, Jr. (1)	2012	860,714	0	764,308	1,401,847	0	598,849	4,763,458	8,389,176
Executive Vice President and	2011	900,000	1,200,000	713,111	1,596,752	4,857,833	466,309	136,207	9,870,212
Chief Operating Officer	2010	875,000	1,000,000	1,195,970	599,684	0	412,145	135,227	4,218,026

(1)       Mr. Roberts resigned as Executive Vice President and Chief Operating Officer on December 14, 2012.

(2)       This column reflects the aggregate grant date fair value in accordance with generally accepted accounting principles in the United States regarding stock compensation.  Assumptions used in the calculation of this amount are included in footnote 21 to the Company’s financial statement for the fiscal year ended December 31, 2012, footnote 21 to the Company’s financial statement for the fiscal year ended December 31, 2011, and footnote 23 to the Company’s financial statement for the fiscal year ended December 31, 2010.

(3)       This column reflects the aggregate grant date fair value in accordance with generally accepted accounting principles in the United States regarding stock compensation.  Assumptions used in the calculation of this amount are included in footnote 21 to the Company’s financial statement for the fiscal year ended December 31, 2012, footnote 21 to the Company’s financial statement for the fiscal year ended December 31, 2011, and footnote 23 to the Company’s financial statement for the fiscal year ended December 31, 2010.

(4)       The amounts shown in this column reflect the vested value of performance units earned by our named executive officers during the performance periods that ended on December 31, 2012, June 30, 2011, and December 31, 2010, respectively.   See pages 52-53 for an explanation of the Company’s performance unit program.

(5)       This column reflects the annual change in accumulated benefits under Marathon’s retirement plans.  See pages 65-67 for more information about the Company’s defined benefit plans and the assumptions used in the calculation of these amounts.  There are no deferred compensation earnings reported in this column because the Company’s non-qualified deferred compensation plans do not provide above-market or preferential earnings.

(6)       The following table describes each component of the All Other Compensation column for the fiscal year ending December 31, 2012 in the Summary Compensation Table.

Name	Personal Use of Company Aircraft(a) ($)	Company Physicals(b) ($)	Tax & Financial Planning(c) ($)	Miscellaneous Perks & Related Tax Gross Ups ($)	Company Contributions to Defined Contribution Plans(d) ($)	Severance Payments(e) ($)	Matching Contributions(f) ($)	Total All Other Compensation ($)

C. P. Cazalot, Jr.	1,600	2,170	0	0	308,000	0	5,000	316,770

J. F. Clark	0	2,170	0	0	117,600	0	5,000	124,770

S. J. Kerrigan	0	2,170	8,000	0	80,837	0	5,000	96,407

M. K. Stewart	0	2,170	1,060	0	70,000	0	2,000	75,230

E. M. Campbell	8,360	2,170	12,000	0	58,450	0	5,000	85,980

D. E. Roberts, Jr.	0	2,170	0	0	145,788	4,608,000	7,500	4,763,458

(a)        The amounts shown in this column reflect the aggregate incremental cost of personal use of Marathon Oil aircraft by our named executive officers for the period from January 1, 2012 through December 31, 2012.  Spouses and invited guests of executives occasionally fly on the corporate airplane as additional passengers on business flights. In those cases, the aggregate incremental cost to Marathon Oil is a de minimis amount, and as a result, no amount is reflected in the table.

(b)       All employees, including our named executive officers, are eligible to receive an annual physical and wellness incentives.  However, officers may receive an enhanced physical under the executive physical program.  This column reflects the average incremental cost of the executive physical program over the employee physical program plus taxable wellness incentives paid under our wellness plan.  Due to Health Insurance Portability and Accountability Act (“HIPAA”) confidentiality requirements, the Company cannot disclose actual usage of this program by individual officers.

(c)        This column reflects reimbursement for professional advice related to tax, estate, and financial planning up to a specified maximum, not to exceed $15,000 for a calendar year.

(d)       This column reflects amounts contributed by the Company under the tax-qualified Marathon Oil Company Thrift Plan and related non-qualified deferred compensation plans.  See pages 67-68 for more information about the non-qualified plans.

(e)        This column represents the cash severance paid by Marathon Oil per Mr. Roberts’ Severance Letter Agreement.

(f)         The amounts shown represent contributions made on behalf of the named executive officers under our matching gifts programs for approved not-for-profit charities. The annual limit on matching contributions is $10,000.

Grants of Plan-Based Awards in 2012

The following table provides information about all non-equity incentive plan awards (performance units) and equity awards (stock options and restricted stock) granted to each named executive officer during 2012. The awards listed in the table were granted under the 2007 Incentive Compensation Plan (the “2007 Plan”) and are described in more detail in the Compensation Discussion and Analysis beginning on page 38.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards:	All Other Option Awards: Number of	Exercise or	Grant Date Fair Value
Name	Type of Award	Grant Date	Unit Price(1) ($)	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#)	Securities Underlying Options (#)	Base Price of Option Awards ($)	of Stock and Option Awards(2) ($)

C. P. Cazalot, Jr.	Performance Units	2/28/2012	1	2,750,000	5,500,000	11,000,000
	Stock Options	2/28/2012						466,500	35.06	5,509,365

J. F. Clark	Performance Units	2/28/2012	1	420,000	840,000	1,680,000
	Stock Options	2/28/2012						71,200	35.06	840,872
	Restricted Stock	2/28/2012					13,100			459,286

S. J. Kerrigan	Performance Units	2/28/2012	1	385,000	770,000	1,540,000
	Stock Options	2/28/2012						65,300	35.06	771,193
	Restricted Stock	2/28/2012					12,000			420,720

M. K. Stewart	Performance Units	2/28/2012	1	200,000	400,000	800,000
	Stock Options	2/28/2012						33,900	35.06	400,359
	Restricted Stock	2/28/2012					6,200			217,372

E. M. Campbell	Performance Units	2/28/2012	1	140,000	280,000	560,000
	Stock Options	2/28/2012						23,700	35.06	279,897
	Restricted Stock	2/28/2012					4,400			154,264

D. E. Roberts, Jr.	Performance Units	2/28/2012	1	700,000	1,400,000	2,800,000
	Stock Options	2/28/2012						118,700	35.06	1,401,847
	Restricted Stock	2/28/2012					21,800			764,308

(1)          This column reflects the target dollar value of each performance unit.

(2)          The amounts shown in this column reflect the total grant date fair value of stock options and restricted stock granted in 2012 in accordance with generally accepted accounting principles in the United States regarding stock compensation.  The Black-Scholes value used for the stock options granted on February 28, 2012 was $11.81 and the fair market value used for restricted stock awards granted on February 28, 2012 was $35.06.  Assumptions used in the calculation of these amounts are included in footnote 21 to the Company’s financial statement for the fiscal year ended December 31, 2012. See page 54 for more information about restricted stock and stock option awards.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information about the unexercised stock options (vested and unvested), vested stock appreciation rights “SARs”, and unvested restricted stock held by each named executive officer as of December 31, 2012.

As a result of the Spin-off of MPC, our named executive officers may also continue to hold MPC equity awards granted to them before June 30, 2011. Because Marathon Oil was not affiliated with MPC for any portion of 2012 and neither Marathon Oil’s performance nor our named executive officers’ holdings affect the value of those MPC awards, they have not been included in the tables relating to outstanding equity, option exercises and stock vesting.

		Stock Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)

C. P. Cazalot, Jr.
MRO	5/25/2005	336,696	0		14.930	5/25/2015
	6/01/2006	361,322	0		23.690	6/01/2016
	5/30/2007	284,289	0		38.250	5/30/2017
	2/27/2008	212,341	0		34.060	2/27/2018
	2/25/2009	548,485	0		14.920	2/25/2019
	2/24/2010	463,114	290,088	(1)	18.280	2/24/2020
	2/23/2011	214,018	428,036	(2)	30.810	2/23/2021
	2/28/2012	0	466,500	(3)	35.060	2/28/2022
		2,237,334	1,184,624

J. F. Clark
MRO	1/16/2004	12,694	0		10.470	1/16/2014
	5/25/2005	112,168	0		14.930	5/25/2015
	6/01/2006	57,491	0		23.690	6/01/2016
	5/30/2007	45,509	0		38.250	5/30/2017
	2/27/2008	40,337	0		34.060	2/27/2018
	2/25/2009	131,697	0		14.920	2/25/2019
	2/24/2010	85,212	53,377	(1)	18.280	2/24/2020
	2/23/2011	39,944	79,892	(2)	30.810	2/23/2021
	2/28/2012	0	71,200	(3)	35.060	2/28/2022
		371,679	286,642
							53,641	1,644,633
S. J. Kerrigan
MRO	6/01/2006	10,851	0		23.690	6/01/2016
	5/30/2007	8,568	0		38.250	5/30/2017
	5/28/2008	6,679	0		32.060	5/27/2018
	5/27/2009	14,991	0		18.320	5/27/2019
	2/24/2010	29,820	18,679	(1)	18.280	2/24/2020
	2/23/2011	20,928	41,858	(2)	30.810	2/23/2021
	2/28/2012	0	65,300	(3)	35.060	2/28/2022
		91,837	125,837
							29,239	896,468

Outstanding Equity Awards at 2012 Fiscal Year-End (continued)

		Stock Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)

M. K. Stewart
MRO	5/28/2003	2,221	0		7.990	5/28/2013
	5/26/2004	6,855	0		10.530	5/26/2014
	6/10/2005	22,280	0		16.190	6/10/2015
	6/01/2006	13,135	0		23.690	6/01/2016
	2/27/2008	7,991	0		34.060	2/27/2018
	2/25/2009	23,329	0		14.920	2/25/2019
	2/24/2010	9,600	6,014	(1)	18.280	2/24/2020
	2/23/2011	9,029	18,060	(2)	30.810	2/23/2021
	2/28/2012	0	33,900	(3)	35.060	2/28/2022
		94,440	57,974
							26,398	809,363
E. M. Campbell
MRO	6/01/2006	14,468	0		23.690	6/01/2016
	5/30/2007	14,852	0		38.250	5/30/2017
	2/27/2008	15,697	0		34.060	2/27/2018
	2/25/2009	31,493	0		14.920	2/25/2019
	2/24/2010	27,696	17,349	(1)	18.280	2/24/2020
	2/23/2011	11,897	23,798	(2)	30.810	2/23/2021
	2/28/2012	0	23,700	(3)	35.060	2/28/2022
		116,103	64,847
							17,170	526,432
D. E. Roberts, Jr.
MRO	6/01/2006	5,979	0		23.690	6/01/2016
	6/28/2006	12,847	0		25.380	6/28/2016
	5/30/2007	39,796	0		38.250	5/30/2017
	2/27/2008	50,992	0		34.060	2/27/2018
	2/25/2009	45,661	0		14.920	2/25/2019
	2/24/2010	14,640	0	(1)	18.280	2/24/2020
	2/23/2011	53,278	0	(2)	30.810	2/23/2021
	2/28/2012	0	0	(3)	35.060	2/28/2022
		223,193	0
							110,384	3,384,373

(1)          This stock option grant is scheduled to become exercisable in one third increments over a three-year period.  The remaining unvested portion of the grant will become exercisable on February 24, 2013.

(2)          This stock option grant is scheduled to become exercisable in one third increments over a three-year period.  The remaining unvested portion of the grant will become exercisable in one half increments on February 23, 2013 and February 23, 2014.

(3)          This stock option grant is scheduled to become exercisable in one third increments over a three-year period.  The unvested portion of the grant will become exercisable in one third increments on February 28, 2013, February 28, 2014, and February 28, 2015.

(4)          This column reflects the number of shares of unvested restricted stock held by our named executive officers on December 31, 2011. All restricted stock grants are generally scheduled to vest on the third anniversary of the date of grant.

(5)          This column reflects the aggregate value of all shares of unvested restricted stock held by our named executive officers on December 31, 2012, using the year-end closing stock price of $30.66.

	Grant	# of Unvested	Vesting
Name	Date	Shares	Date
J. F. Clark	2/24/2010	23,303	2/24/2013
	2/23/2011	17,238	2/23/2014
	2/28/2012	13,100	2/28/2015
		53,641
S. J. Kerrigan	2/24/2010	8,141	2/24/2013
	2/23/2011	9,098	2/23/2014
	2/28/2012	12,000	2/28/2015
		29,239
M. K. Stewart	2/24/2010	10,535	2/24/2013
	2/23/2011	3,991	2/23/2014
	12/19/2011	5,672	12/19/2014
	2/28/2012	6,200	2/28/2015
		26,398
E. M. Campbell	2/24/2010	7,662	2/24/2013
	2/23/2011	5,108	2/23/2014
	2/28/2012	4,400	2/28/2015
		17,170
D. E. Roberts, Jr.	2/24/2010	0	2/24/2013
	2/23/2011	0	2/23/2014
	2/28/2012	0	2/28/2015
		0

Option Exercises and Stock Vested in 2012

The following table provides information about the value realized by the named executive officers on option award exercises and vesting for restricted stock during 2012.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)

C. P. Cazalot, Jr.	571,278	11,219,328	0	0

J. F. Clark	0	0	35,593	1,242,908

S. J. Kerrigan	0	0	14,036	385,709

M. K. Stewart	0	0	6,225	217,377

E. M. Campbell	0	0	8,460	295,423

D. E. Roberts, Jr.	182,000	2,353,921	38,626	1,348,820

(1)

This column reflects the actual pre-tax gain realized by our named executive officers upon exercise of an option, which is the fair market value of the shares on the date of exercise less the grant price.

(2)	This column reflects the actual pre-tax gain realized by the named executive officers upon vesting of restricted stock, which is the fair market value of the shares on the date of vesting.

Pension Benefits

We provide tax-qualified retirement benefits to our employees, including the named executive officers, under the Retirement Plan of Marathon Oil Company (the “Retirement Plan”).  In addition, we sponsor the Marathon Oil Company Excess Benefit Plan (the “Excess Plan”) for the benefit of a select group of management and highly compensated employees.

The pension table below shows the actuarial present value of accumulated benefits payable to each of the named executive officers under the Retirement Plan and the defined benefit portion of the Excess Plan as of December 31, 2012.  These values have been determined using actuarial assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
C. P. Cazalot, Jr.	Retirement Plan of Marathon Oil Company	12.75	682,781	0
	Marathon Oil Company Excess Benefit Plan	12.75	13,169,389	0
J. F. Clark	Retirement Plan of Marathon Oil Company	8.92	391,468	0
	Marathon Oil Company Excess Benefit Plan	8.92	2,348,230	0
S. J. Kerrigan	Retirement Plan of Marathon Oil Company	15.67	559,504	0
	Marathon Oil Company Excess Benefit Plan	15.67	1,722,181	0
M. K. Stewart	Retirement Plan of Marathon Oil Company	28.42	1,219,022	0
	Marathon Oil Company Excess Benefit Plan	28.42	3,876,133	0
E. M. Campbell	Retirement Plan of Marathon Oil Company	21.33	899,054	0
	Marathon Oil Company Excess Benefit Plan	21.33	2,783,152	0
D. E. Roberts, Jr.	Retirement Plan of Marathon Oil Company	6.58	228,661	0
	Marathon Oil Company Excess Benefit Plan	6.58	1,769,340	0

(1)

The number of years of credited service shown in the table represents the number of years the named executive officer has participated in the plan. However, Plan Participation Service, used for the purpose of calculating each participant’s benefit under the legacy final average pay formula was frozen as of December 31, 2009.

(2)

The present value of accumulated benefits was calculated assuming a discount rate of 3.44 percent, a lump sum interest rate of 0.94 percent, the RP2000 combined healthy mortality table weighted 75 percent male and 25 percent female, a 96 percent lump sum election rate, and retirement at age 62 or the age at measurement date, if older.

Marathon Oil Retirement Plan

In general, in 2012, all regular full-time and part-time employees were eligible to participate in the Retirement Plan effective as of their date of hire.  The monthly benefit under the Retirement Plan was determined under the following formula until December 31, 2009:

No more than 37.5 years of participation may be recognized under the formula.  Effective January 1, 2010, the Retirement Plan was amended so that participants do not accrue additional years of participation.  Final average pay is equal to the highest average eligible earnings for three consecutive years in the last ten years before retirement.  Eligible earnings under the Retirement Plan primarily include base salary and annual cash bonuses (including 401(k) plan deferrals but excluding amounts deferred under our non-qualified Deferred Compensation Plan).  Long-term incentive compensation is not included.  Final average pay, vesting service and age will continue to be updated under the legacy formula.

Benefit accruals for years beginning in 2010 are determined under a cash-balance formula.  Under the cash-balance formula, each year plan participants receive pay credits equal to a percentage of compensation based on their plan points.  Plan points equal the sum of a participant’s age and cash-balance service.  Participants with less than 50 points receive a 7 percent pay credit percentage; participants with 50 to 69 points receive a 9 percent pay credit percentage; and participants with 70 or more points receive an 11 percent pay credit percentage.

For 2012, Mr. Cazalot, Ms. Campbell and Mr. Stewart received pay credits equal to 11 percent of compensation as determined under the plans; Ms. Clark, Mr. Roberts and Ms. Kerrigan received pay credits equal to 9 percent of compensation as determined under the plans.

Participants in the Retirement Plan become fully vested upon the completion of three years of vesting service. Normal retirement age for both the cash-balance and final-average-pay benefit formulas is age 65. However, retirement-eligible participants are able to retire and receive an unreduced benefit under the final-average-pay formula after reaching age 62. The forms of benefit available under the Retirement Plan include various annuity options and lump sum distributions.

Participants are eligible for early retirement upon reaching age 50 and completing ten years of vesting service. If an employee retires between the ages of 50 and 62, the amount of benefit under the final average pay formula is reduced such that if the employee retires at age 50, he or she will be entitled to 55 percent of the accrued benefits based on the single-life annuity form of benefit. There are no early retirement subsidies under the cash balance formula. Of the named executive officers, Mr. Cazalot, Ms. Campbell and Mr. Stewart are currently eligible for early retirement benefits under the Retirement Plan.

Marathon Oil Excess Plan

Marathon Oil also sponsors the unfunded, nonqualified Excess Plan for the benefit of a select group of management and highly compensated employees. This plan provides benefits that participants, including our named executive officers, would have otherwise received under our tax-qualified retirement plans but which they did not receive because of Internal Revenue Code limitations. Eligible earnings under the Excess Plan include the items listed above for the Retirement Plan, as well as deferred compensation contributions. The Excess Plan also provides an enhancement for officers based on the three highest bonuses earned during their last ten years of employment, instead of the consecutive bonus formula in place for non-officers. The benefit formula used for non-officers is based on the highest consecutive three-year compensation, including bonuses, earned during the last ten years of employment, which may or may not include the participant’s three highest bonuses. We believe this enhancement is appropriate in light of the greater volatility of officer bonuses. Distributions under the Excess Plan are made following retirement or other separation from service in the form of a lump sum and are consistent with Section 409A of the Internal Revenue Code to the extent required.

We have not granted years of service in addition to the service recognized under the terms of our qualified retirement plans (applicable to a broad-based group of employees) to any named executive officer for purposes of retirement benefit accruals.

Nonqualified Deferred Compensation

The Nonqualified Deferred Compensation table below shows information about the Company’s nonqualified savings and deferred compensation plans.

Name	Plan Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)

C. P. Cazalot, Jr.	Marathon Oil Company Excess Benefit Plan	0	0	22,851	0	1,096,871

	Marathon Oil Company Deferred Compensation Plan	0	292,923	280,716	0	2,026,659

J. F. Clark	Marathon Oil Company Deferred Compensation Plan	0	100,100	129,574	0	1,526,713

S. J. Kerrigan	Marathon Oil Company Excess Benefit Plan	0	0	859	0	41,247

	Marathon Oil Company Deferred Compensation Plan	0	63,337	5,923	0	311,597

M. K. Stewart	Marathon Oil Company Excess Benefit Plan	0	0	547	0	26,253

	Marathon Oil Company Deferred Compensation Plan	0	52,500	45,614	0	395,028

E. M. Campbell	Marathon Oil Company Excess Benefit Plan	0	0	1,865	0	89,542

	Marathon Oil Company Deferred Compensation Plan	0	52,460	62,264	0	477,862

D. E. Roberts, Jr.	Marathon Oil Company Deferred Compensation Plan	0	133,673	62,628	0	835,338

(1)	The amounts shown in this column are also included in the salary and bonus columns for 2011 of the Summary Compensation Table on page 58.

(2)	The amounts shown in this column are also included in the all other compensation column for 2012 of the Summary Compensation Table on page 58.

(3)	Certain portions of the total for each officer were also reported in the Summary Compensation Tables of our proxy statements in prior years.

We sponsor the Marathon Oil Company Deferred Compensation Plan (the “Deferred Compensation Plan”).  The Deferred Compensation Plan is an unfunded, nonqualified plan in which named executive officers may participate.  Participants may defer up to 20 percent of their salary and bonus each year.  Deferral elections are made in December of each year for amounts to be earned in the following year and are irrevocable.  Deferral elections for bonus payments are applied based on the year the bonus is attributed to and not the year the bonus is paid.  Participants are fully vested in their deferrals under the plan.

In addition, the Deferred Compensation Plan provides benefits for participants equal to the company matching contributions they would have otherwise received under the tax-qualified Marathon Oil Company Thrift Plan but which they did not receive because of Internal Revenue Code limitations.  The Marathon Oil Company Thrift Plan currently provides for company matching contributions of up to 7 percent of eligible earnings.  Participants in both the Marathon Oil Company Thrift Plan and the Deferred Compensation Plan are vested in their company matching contributions upon the completion of three years of vesting service.

The investment options available under the Deferred Compensation Plan generally mirror the investment options offered to participants under the Marathon Oil Company Thrift Plan, with the exception of Marathon Oil common stock, which is not an investment option for named executive officers under the Deferred Compensation Plan.  All participants in the Deferred Compensation Plan will receive their benefits as a lump sum following separation from service with Marathon Oil.

Prior to January 1, 2006, executive officers who elected not to participate in the Deferred Compensation Plan were eligible to receive defined contribution accruals under the Excess Plan.  The defined contribution formula in the Excess Plan is designed to allow eligible employees to receive company matching contributions equal to the amount they would have otherwise received under the tax-qualified Marathon Oil Company Thrift Plan but which they did not receive because of Internal Revenue Code limitations.  Participants are vested in these contributions upon the completion of three years of vesting service.

Defined contribution accruals in the Excess Plan are credited with interest equal to that paid in the “Marathon Oil Stable Value Fund” option of the Marathon Oil Company Thrift Plan.  The annual rate of return on this option for the year ended December 31, 2012 was 2.13 percent. Distributions from the Excess Plan are paid in the form of a lump sum following the participant’s separation from service with Marathon Oil.

Distributions from all nonqualified deferred compensation plans in which our named executive officers participate are consistent with Section 409A of the Internal Revenue Code to the extent required. As a result, distribution of amounts subject to Section 409A of the Internal Revenue Code will be delayed for six months following retirement or other separation from service where the participant is considered a “specified employee” for purposes of Section 409A.

Potential Payments upon Termination or Change in Control

We have not entered into any employment agreements with our named executive officers that provide for severance or change in control benefits, nor do we have separate severance or change in control agreements with our named executive officers.

Retirement

Our employees are eligible for retirement once they reach age 50 and have ten or more years of vesting service with Marathon Oil. The named executive officers who are currently retirement eligible are Mr. Cazalot, Ms. Campbell and Mr. Stewart.

Upon retirement, our named executive officers are entitled to receive their vested benefits that have accrued under Marathon Oil’s broad-based and executive benefit programs. For more information about the retirement and deferred compensation programs, see pages 65-68.

In addition, upon retirement, unvested stock options for named executive officers would become immediately exercisable according to the grant terms. All outstanding stock appreciation rights were fully vested. Unvested restricted stock awards are forfeited upon retirement (except in the case of mandatory retirement at age 65). For performance units, in the case of retirement where a named executive officer has worked more than half of the performance period, awards may be vested on a prorated basis at the discretion of the Committee.

Death or Disability

In the event of death or disability, our named executive officers would be entitled to the vested benefits they have accrued under Marathon Oil’s broad-based and executive benefits programs. Long-term incentive awards would immediately vest in full upon the death of a named executive officer, with performance units vesting at the target level. In the event of disability, long-term incentive awards would continue to vest as if the named executive officer remained employed for up to 24 months during the period of disability.

Other Termination

No special employment or severance agreements are in place for our named executive officers, except for our Executive Change in Control Severance Benefits Plan, which is described in more detail below. Effective February 1, 2005, we adopted a policy stating that our Board should seek stockholder approval or ratification of severance agreements for senior executive officers (other than agreements consistent with Marathon Oil’s change in control policy adopted in 2001, which is reflected in the Executive Change in Control Severance Benefits Plan) that generally requires payment of cash severance benefits exceeding 2.99 times a senior executive officer’s salary plus bonus for the prior calendar year.

Change in Control

We believe that if a change in control of Marathon Oil is under consideration, our named executive officers should be encouraged to continue their dedication to their assigned duties. For this reason, we have a plan that provides the following severance benefits if a named executive officer’s employment is terminated under certain circumstances following a change in control. Our Executive Change in Control Severance Benefits Plan provides:

•      a cash payment of up to three times the sum of the named executive officer’s current salary plus the highest bonus paid in the three years before the termination or change in control;

•      life and health insurance benefits for up to 36 months after termination, at the lesser of the current cost or the active employee cost;

•      an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits;

•      a cash payment equal to the actuarial equivalent of the difference between amounts receivable by the named executive officer under the final average pay formula in our pension plans and those which would be payable if (a) the named executive officer had an additional three years of participation service credit, (b) the named executive officer’s final average pay would be the higher of salary at the time of the change in control event or termination plus his or her highest annual bonus from the preceding three years, (c) for purposes of determining early retirement commencement factors, the named executive officer had three additional years of vesting service credit and three additional years of age, and (d) the named executive officer’s pension had been fully vested;

•      a cash payment equal to the difference between amounts receivable under our defined contribution plans and amounts which would have been received if the named executive officer’s savings had been fully vested; and

•      a cash payment of the amount necessary to ensure that the payments listed above are not subject to net reduction due to the imposition of federal excise taxes. For officers who are newly hired or first promoted to officer positions on or after October 26, 2011, the program includes no provisions to reimburse or “gross up” tax obligations following a change in control.  (Note:  None of our named executive officers were hired or first promoted to officer positions as of this date.)

The severance benefits are payable if a named executive officer is terminated or resigns for good reason. However, benefits are not payable if the termination is for cause or due to mandatory retirement, death, disability, or resignation (other than for good reason) by the named executive officer.

In addition, immediately upon a change in control or upon a named executive officer’s termination of employment during a potential change in control, outstanding stock options, stock appreciation rights, and restricted stock would become fully vested. If a change in control occurs prior to the end of a performance period, then outstanding performance units would be fully vested at the target level.

The Executive Change in Control Severance Benefits Plan continues during a potential change in control period and for two years after a change in control.

The definition of a change in control for purposes of the Executive Change in Control Severance Benefits Plan is complex but is summarized as follows. It includes any change in control required to be reported in response to Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934 and provides that a change in control will have occurred if:

•                  any person not affiliated with Marathon Oil acquires 20 percent or more of the voting power of our outstanding securities;

•                  our Board no longer has a majority made up of (1) individuals who were directors on the date of the agreements and (2) new directors (other than directors who join our Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the date of the agreements or (b) were themselves previously approved by our Board in this manner;

•                  we merge with another company and, as a result, our stockholders hold less than 50 percent of the voting power of the surviving entity immediately after the transaction;

•                  our stockholders approve a plan of complete liquidation of Marathon Oil; or

•                  we sell all or substantially all of our assets.

In addition, if any person takes certain actions that could result in a change in control, a potential change in control will have occurred. The definition of a potential change in control for purposes of the Executive Change in Control Severance Benefits Plan is complex but, in general, a potential change-in-control would occur upon:

•                  Marathon Oil entering into an agreement which could result in a change in control;

•                  any person becoming the owner of 15 percent or more of our common stock;

•                  a public announcement by any person or entity stating an intention to take over Marathon Oil;

•                  or a determination by our Board that a potential change in control has occurred.

The tables below assume a termination date or change in control date of December 31, 2012, the last business day of the fiscal year.  The value of the equity compensation awards (accelerated vesting of restricted stock awards and performance unit awards) were calculated using the 2012 year-end closing market price for our common stock of $30.66.  The value of performance unit awards assume that performance units awarded in July 2011 would vest and would be paid out at the target level of $1 per unit.

Payments upon a Change in Control without Termination of Employment

Name	Accelerated Vesting of Long- Term Incentives
Mr. Cazalot	$13,930,039
Ms. Clark	$4,048,690
Ms. Kerrigan	$2,370,797
Mr. Stewart	$1,488,149
Ms. Campbell	$1,290,046

Payments upon a Change in Control and Termination of Employment with Good Reason or by the Company without Cause

Change in Control	Accelerated Vesting of LTI ($)	Severance Payment ($)	Health & Welfare Benefits(1) ($)	Retirement Enhancement(2) ($)	Excise Tax Gross Ups(3) ($)	Total Payments ($)

Mr. Cazalot	13,930,039	13,200,000	52,080	4,168,847	0	31,350,966

Ms. Clark	4,048,690	5,040,000	195,975	3,271,085	0	12,555,750

Ms. Kerrigan	2,370,797	3,525,000	347,930	849,838	2,407,653	9,501,218

Mr. Stewart	1,488,149	3,000,000	32,680	3,293,625	2,716,777	10,531,231

Ms. Campbell	1,290,046	2,505,000	60,810	1,478,567	0	5,334,423

(1)

Health and welfare benefits reflect the incremental value of continued coverage and enhanced subsidy for retiree medical coverage assuming an election of employee plus spouse coverage and using the assumptions used for financial reporting purposes under ASC 715.

(2)

Retirement benefits included in these amounts were calculated using the following assumptions: individual life expectancies using the RP2000 Combined Healthy Table weighted 75 percent male and 25 percent female; a discount rate of 0.75 percent for named executive officers who are retirement eligible (taking into account the additional three years of age and service credit) and 0.75 percent for named executive officers who are not retirement eligible; the current lump sum interest rate for the relevant plans; and a lump sum form of benefit.

(3)

These amounts include an excise tax gross-up for Mr. Stewart and Ms. Kerrigan for tax imposed under Sections 280G and 4999 of the Internal Revenue Code. This gross-up was calculated using the highest marginal federal individual income tax rate and assuming no state or local income tax because our named executive officers are residents of Texas.

Certain Relationships and Related Person Transactions
Officers, Directors and Immediate Family

During 2012, Marathon Petroleum Timor Gap West Ltd., an indirect wholly-owned subsidiary of Marathon Oil Corporation, received from Peabody (Wilkie Creek) Pty. Ltd., an indirect wholly-owned subsidiary of Peabody Energy Corporation, royalty payments for coal mined in Australia in the amount of $6,550,631. Gregory H. Boyce, a director of our Board, is chairman and chief executive officer of Peabody Energy Corporation.

Policy and Procedures with Respect to Related Person Transactions

Our policy with respect to related person transactions contains procedures for monitoring, reviewing, approving or ratifying related person transactions. As stated in the policy, it is the Company’s intent to enter into or ratify related person transactions only when the Board of Directors, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and its stockholders.

The material features of the policy and procedures for monitoring, reviewing, approving or ratifying related person transactions are as follows.

•  Each director and executive officer is required to submit the following information: (a) a list of his or her immediate family members; (b) for each person listed and, in the case of a director, the person’s employer and job title or brief job description; (c) for each person listed and for the director or executive officer, each firm, corporation or other entity in which such person is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest; and (d) for each person listed and for the director or executive officer, each charitable or non-profit organization for which the person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

•  With respect to five percent owners, the Company is required to create a list, to the extent the information is publicly available, of (a) if the person is an individual, the same information as is requested of directors and executive officers under this policy, and (b) if the person is a firm, corporation or other entity, a list of principals or executive officers of the firm, corporation or entity.

•  Prior to entering into a related person transaction (a) the related person, (b) the director, executive officer, nominee or beneficial owner of more than five percent of any class of the Company’s voting securities who is an immediate family member of the related person, or (c) the business unit or department leader responsible for the potential related person transaction, is required to provide the requisite notice containing the facts and circumstances of the proposed related person transaction.

•  In the event a related person transaction is pending or ongoing, it is required to be submitted to the committee or Chair, and the committee or Chair is required to consider all of the relevant facts and circumstances available. Based on the conclusions reached, the committee or the Chair is further required to evaluate all options, including ratification, amendment or termination of the related person transaction. If the transaction has been completed, the committee or Chair is required to evaluate the transaction to determine if rescission of the transaction is appropriate.

•  At a committee’s meeting in each fiscal year, the committee is required to review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the committee shall determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate the related person transaction

•  No immediate family member of a director or executive officer is permitted to be hired as an employee of the Company unless the employment arrangement is approved by the committee. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the committee, except if the immediate family member is an executive officer of the Company.

Compensation Policies and Practices for Employees

We offer our employees a competitive pay package that includes base pay, annual cash bonuses and long-term incentives for qualifying employees. We do not believe that our compensation policies or practices for any employees are reasonably likely to have a material adverse effect on Marathon Oil.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple Marathon Oil Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple Marathon Oil stockholders who share your address, then only one proxy statement is being delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at (713) 629-6600 (please ask for Investor Relations) or write to us at Marathon Oil Corporation, Investor Relations Office, 5555 San Felipe Street, Houston, Texas, 77056-2701. Stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. The Company has retained Alliance Advisors to assist with the solicitation of proxies for a fee not to exceed $5,000, plus reimbursement for out-of-pocket expenses. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

By order of the Board of Directors,

Sylvia J. Kerrigan

Secretary

March 6, 2013

APPENDIX I

Marathon Oil Corporation

Audit and Finance Committee Policy

For

Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

General Purpose

To establish the procedures for pre-approval of all audit, audit-related, tax and permissible non-audit services provided by Marathon Oil Corporation’s (the “Corporation”) independent auditor.

Policy Statement

In accordance with Section 202 of the Sarbanes-Oxley Act of 2002, all audit, audit-related, tax and permissible non-audit services, to be provided to the Corporation by its independent auditor, require prior approval by the Audit and Finance Committee (the “Committee”) of the Board before the commencement of such services. Appendices to this policy describe the audit (Appendix A), audit-related (Appendix B), tax (Appendix C) and permissible non-audit (Appendix D) services that shall require prior approval by the Committee.

The Committee may pre-approve any audit, audit-related, tax and permissible non-audit services up to twelve months in advance for the following year.

The Committee may pre-approve services by specific categories pursuant to a forecasted budget.

The Chief Financial Officer (“CFO”) shall present a forecast of audit, audit-related, tax and permissible non-audit services for the following year to the Committee for approval. Throughout said year, on an “as needed” basis, the CFO shall, in coordination with the independent auditor, provide an updated budget of audit, audit-related, tax and permissible non-audit services to the Committee.

The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Committee. The Committee will pre-approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Corporation structure or other matters.  The Committee will also consider and approve as a whole the audit services listed in Appendix A. All audit services not listed on Appendix A must be separately pre-approved by the Committee.

The performance of audit-related services, defined as services reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditor, will not be considered an impairment of the independence of the auditor.   The audit-related services listed in Appendix B are expressly pre-approved by the Committee. All other audit-related services not listed on Appendix B must be separately pre-approved by the Committee.

Tax services include services such as tax compliance, tax planning and tax advice. The performance of tax services does not impair the independence of the auditor, and the Committee expressly pre-approves the tax services listed in Appendix C. All tax services not listed on Appendix C must be separately pre-approved by the Committee.

Permissible non-audit services are the services set forth in Appendix D hereto. The performance of permissible non-audit services does not impair the independence of the auditor, and the Committee expressly pre-approves the services listed in Appendix D. All permissible non-audit services not listed on Appendix D must be separately pre-approved by the Committee.

The Committee may delegate to one or more independent members of the Committee the authority to grant approvals required herein. The decisions of any member to whom authority is delegated to pre-approve an activity hereunder shall be presented to the full Committee at its next regularly scheduled meeting.  Pursuant to the above authority, the Committee has delegated pre-approval authority of up to $500,000 to the Chair of the Committee for unbudgeted items. The Chair shall report the items pre-approved under this delegation of authority at the next scheduled Committee meeting.

The Committee has not delegated to the Corporation’s management any of its responsibilities to approve services performed by the independent auditor.

When requested by the Committee, the independent auditor shall provide detailed supporting documentation for each service provided hereunder.

Policy Application

This policy applies to Marathon Oil Corporation and its wholly or majority owned subsidiaries.

Policy Implementation

The CFO shall coordinate the implementation of this policy.

Policy Exceptions

The requirement for prior approval of permissible non-audit services provided above is waived, provided the following criteria are satisfied:

i.      the aggregate amount of all such services provided to the Corporation constitutes not more than 5% of the total amount of revenues paid by the Corporation to the independent auditor during the fiscal year in which the permissible non-audit services are provided;

ii.     at the time of engagement with the independent auditor such services were not recognized by the Corporation to be non-audit services; and

iii.    such services are promptly brought to the attention of the Committee and approved by the Committee prior to the completion of the audit or by one or more designated members of the Committee to whom authority to grant such approvals has been delegated by the Committee.

Notwithstanding these exceptions, it is the intent of the Committee that standard practice will be to pre-approve all permissible non-audit services.

References

None

Appendix A

Audit Services

The following audit services are subject to pre-approval by the Audit and Finance Committee.

Financial Statement Audit – Statutory audits or financial audits for the Corporation, and subsidiaries and affiliates thereof.

Regulatory Financial Filings – Services related to the Securities Act of 1933 and the Securities Exchange Act of 1934 filings (e.g., registration statements, and current and periodic reports), including issuance of comfort letters, review of documents, consents, and assistance in responding to Securities and Exchange Commission (“SEC”) comment letters.

Attest Services Required by Statute or Regulation – Attestation services required by statute or regulation including, without limitation, the report on the Corporation’s internal controls as specified in Section 404 of the Sarbanes-Oxley Act of 2002.

Appendix B

Audit-Related Services

The following audit-related services are subject to pre-approval by the Audit and Finance Committee.

Employee Benefit Plan Audits – Audit of pension and other employee benefit plans.

Financial Due Diligence – Assistance in financial due diligence with respect to pre- and post-business combinations or acquisitions, including review of financial statements, financial data and records, and discussions with Corporation or counter-party finance and accounting personnel regarding, among other things, purchase accounting issues.

Application and General Control Reviews – Review of information technology and general controls related to specific applications, including overall general computer controls, excluding those that are a part of the financial statement audit.

Consultations Regarding GAAP – Consultations by the Corporation’s management as to the accounting or disclosure treatment of transactions or events and/or the actual impact of final or proposed rules, standards or interpretations by the SEC, PCAOB, FASB, or other regulatory or standard setting bodies.

Attestation – Attestation and agreed-upon procedures engagements.

Other Audits – Subsidiary, equity investee or other related entity audits or audits of pools of assets not required by statute or regulation that are incremental to the audit of the consolidated financial statements.

Appendix C

Tax Services

The following tax services are subject to pre-approval by the Audit and Finance Committee.

Federal and State Tax Compliance – Preparation and/or review of tax returns, including sales and use tax, excise tax, income tax, and property tax. Consultation regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the Corporation.

International Tax Compliance – Preparation and review of income and local, tax returns. Consultation regarding appropriate handling of items on the returns, required disclosures, elections and filing positions available to the Corporation. Preparation or review of U.S. filing requirements for foreign corporations.

Federal and State Tax Consulting – Assistance with tax audits. Responding to requests from the Corporation’s Tax Organization regarding technical interpretations, applicable laws and regulations, and tax accounting. Tax advice on mergers, acquisitions, and restructurings.

International Tax Consulting – Assistance with tax examinations. Advice on various matters including foreign tax credit, foreign income tax, tax accounting, foreign earnings and profits, U.S. treatment of foreign subsidiary income, excise tax or equivalent taxes in each applicable jurisdiction. Tax advice on restructurings, mergers and acquisitions.

Transfer Pricing – Advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Corporation to comply with taxing authority documentation requirements regarding inter-company pricing and assistance with tax exemptions.

Customs and Duties – Compliance reviews and advice on compliance in the areas of tariffs and classification, origin, pricing, and documentation. Assistance with customs audits.

Expatriate Tax Services – Preparation of individual income tax returns, advice on impact of changes in local tax laws and consequences of changes in compensation programs or practices.

Appendix D

Permissible Non-Audit Services

The following permissible non-audit services are subject to pre-approval by the Audit and Finance Committee.

• Assistance with preparation of statutory financial statements

• Assistance with filing of statistical information with governmental agencies

• Accounting research software license

Appendix E

Prohibited Services

The independent auditor shall be prohibited from performing the following services for the Corporation:

• Bookkeeping or other services related to the accounting records or financial statements of the Corporation;

• Financial information systems design and implementation;

• Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

• Actuarial services;

• Internal audit outsourcing services;

• Management functions or human resources function;

• Broker or dealer, investment adviser, or investment banking services;

• Legal services and expert services unrelated to the audit; and

• Any other service that is prohibited by applicable law or regulation or that the Committee determines is impermissible.

Marathon Oil Corporation 5555 San Felipe Street Houston, TX 77056

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M53055-P34773-Z59733 For Against Abstain Yes No For Against Abstain Yes No C/O SHAREHOLDER SERVICES P.O. BOX 4813 HOUSTON, TX 77210-4813 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on April 23, 2013 for shares held by registered holders directly and 11:59 p.m. EDT on April 21, 2013 for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on April 23, 2013 for shares held by registered holders directly and 11:59 p.m. EDT on April 21, 2013 for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marathon Oil Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717. The Internet and telephone voting facilities will close at 11:59 p.m. EDT on April 23, 2013, for shares held by registered holders directly and at 11:59 p.m. EDT on April 21, 2013, for shares held in the Marathon Oil Company Thrift Plan. MARATHON OIL CORPORATION Please indicate if you plan to attend this meeting. 2. Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2013. 4. Stockholder proposal seeking a report regarding the Company's lobbying activities, policies and procedures. 3. Board proposal for a non-binding advisory vote to approve our named executive officer compensation. 1. Election of directors for a one-year term expiring in 2014 Your Board of Directors recommends you vote “FOR” Items 1a. through 1h. 1g. Michael E.J. Phelps 1f. Philip Lader 1h. Dennis H. Reilley 1a. Gregory H. Boyce 1c. Clarence P. Cazalot, Jr. 1d. Linda Z. Cook 1e. Shirley Ann Jackson 1b. Pierre Brondeau Your Board of Directors recommends you vote “FOR” Item 2 Your Board of Directors recommends you vote “FOR” Item 3 Your Board of Directors recommends you vote “AGAINST” Item 4 Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy; please note that you will continue to receive a proxy card for voting purposes only. NOMINEES:

M53056-P34773-Z59733 Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The 2013 Notice of Annual Meeting of Stockholders and Proxy Statement, and the Letter to Stockholders and 2012 Annual Report on Form 10-K are available at www.proxyvote.com. 2013 ANNUAL MEETING OF STOCKHOLDERS ATTENDANCE CARD You are cordially invited to attend the Annual Meeting of Stockholders on Wednesday, April 24, 2013. The Meeting will be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas 77056 at 10:00 A.M. Central Time. (Please detach this card from your proxy card and bring it with you as identification. A map to the meeting site is inscribed on this card for your convenience. The use of an attendance card is for our mutual convenience, however your right to attend without an attendance card, upon proper identification, is not affected.) Sylvia J. Kerrigan Secretary (FOR THE PERSONAL USE OF THE NAMED STOCKHOLDER(S) ON THE BACK - NOT TRANSFERABLE.) (Proxy must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing.) Proxy and Voting Instruction Form This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on April 24, 2013 For shares held by registered holders The undersigned hereby appoints Clarence P. Cazalot, Jr., Dennis H. Reilley and Janet F. Clark, or any of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of Marathon Oil Corporation on Wednesday, April 24, 2013 and at any meeting resulting from any adjournment(s) or postponement(s) thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the 2013 Notice of Annual Meeting and Proxy Statement for such Meeting with respect to which the proxies are instructed to vote as directed on reverse side. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote the shares unless you sign and return the proxy card. For shares held in Marathon Oil Company Thrift Plan These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Oil Company Thrift Plan (the "Marathon Oil Plan"). The undersigned, as a participant in the Marathon Oil Plan, hereby directs the Trustee to vote the number of shares of Marathon Oil Corporation common stock credited to the undersigned's account under the Marathon Oil Plan at the Annual Meeting of Stockholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the 2013 Notice of Annual Meeting and Proxy Statement. In the Trustee's discretion, it may vote upon such other matters as may properly come before the Meeting. Your vote is confidential. The shares credited to the account will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by April 21, 2013, the shares credited to the account will not be voted. You cannot vote the shares in person at the Annual Meeting; the Trustee is the only one who can vote the shares. PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE